Exhibit 10.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and among

DANAHER CORPORATION

POTOMAC HOLDING LLC

and

NETSCOUT SYSTEMS, INC.

dated as of

October 12, 2014

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

		Page
Section 9.08	Early Termination	42
Section 9.09	No Third-Party Beneficiaries	42
Section 9.10	Assignability; Binding Effect	42
Section 9.11	Priority of Agreements	42
Section 9.12	Survival of Covenants	42
Section 9.13	Construction; Interpretation	42
Section 9.14	Severability	43
Section 9.15	Counterparts	43
Section 9.16	Plan of Reorganization	43
ARTICLE X DEFINITIONS		43
Section 10.01	Definitions	43

EXHIBITS

Exhibit A	Form of Tax Matters Agreement

Exhibit B	Form of Transition Services Agreement

Exhibit C	Form of Employee Matters Agreement

Exhibit D	Form of Trademark License Agreement

Exhibit E	Form of DBS License Agreement

Exhibit F	Form of Commercial Lease Agreement

Exhibit G	Form of Intellectual Property Cross-License Agreement

iii

SEPARATION AND DISTRIBUTION AGREEMENT

THIS SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”) is dated as of October 12, 2014, by and between Danaher Corporation, a Delaware corporation (“Danaher”), Potomac Holding LLC, a Delaware limited liability company and presently a wholly owned Subsidiary of Danaher (“Newco”) and NetScout Systems, Inc., a Delaware corporation (“NetScout”) (each a “Party” and together, the “Parties”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Article X.

RECITALS

WHEREAS, Danaher is engaged, directly and indirectly, in the Communications Business;

WHEREAS, the Board of Directors of Danaher (the “Danaher Board”) has determined that it is advisable and in the best interests of Danaher and Danaher’s stockholders to separate the Communications Business from the other businesses of Danaher and to divest the Communications Business in the manner contemplated by this Agreement and the Agreement and Plan of Merger and Reorganization, dated the date hereof (as it may be amended, modified or supplemented from time to time, the “Merger Agreement”), by and among Danaher, Newco, NetScout, RS Merger Sub I, Inc., a Delaware corporation and a direct wholly owned Subsidiary of NetScout (“Merger Sub”), and RS Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of NetScout (“Merger Sub II”);

WHEREAS, Danaher currently indirectly owns all of the common units representing limited liability company membership interests of Newco (the “Newco Common Units”);

WHEREAS, on the terms and subject to the conditions set forth herein, prior to the Closing, the Parties contemplate that certain entities and assets constituting the Communications Business, to the extent not currently held by Newco or the Newco Subs, shall be transferred to Newco;

WHEREAS, on the terms and subject to the conditions set forth herein, following the Internal Restructuring, Danaher shall effect the distribution of all of the outstanding Newco Common Units to the Record Holders without consideration on a pro rata basis (the “Distribution”);

WHEREAS, the Parties contemplate that, pursuant to the Merger Agreement, immediately after the Distribution and at the Effective Time, Merger Sub shall be merged (the “First Merger”) with and into Newco, with Newco surviving the First Merger as a wholly owned subsidiary of NetScout, and the Newco Common Units shall be converted into the right to receive shares of common stock of NetScout on the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law and the Delaware Limited Liability Company Act;

WHEREAS, immediately following the First Merger, Newco will merge with and into Merger Sub II, with Merger Sub II surviving the merger (together with the First Merger, the “Mergers”) in the manner contemplated by the Merger Agreement on the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware Limited Liability Company Act;

WHEREAS, for United States federal income tax purposes, the Parties intend that: (i) the transfer of assets from Danaher to Newco, taken together with the Distribution, qualify as a reorganization pursuant to Sections 355, 361 and 368(a)(1)(D) of the Code that is tax-free to Danaher, the Danaher stockholders and Newco; and (ii) the execution of this Agreement and the Merger Agreement evidence a plan of reorganization within the meaning of Section 368 of the Code and Treasury Regulation Section 1.368-2(g);

WHEREAS, Danaher intends to request the Ruling from the IRS; and

WHEREAS, the Parties desire to set forth the principal arrangements among them regarding the foregoing transactions and to make certain covenants and agreements specified herein in connection therewith and to prescribe certain conditions relating thereto.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

TRANSFER OF THE COMMUNICATIONS BUSINESS

Section 1.01 Transfer of Assets. Except as provided in Section 1.08(b), effective as of the Separation Time:

(a) Danaher shall assign, transfer, convey and deliver (“Convey”) (and shall cause any applicable Subsidiary to Convey) to Newco or one or more Newco Subs in accordance with the Plan of Reorganization (as defined below) and the other terms and conditions of this Agreement, and Newco shall accept from Danaher, and shall cause the applicable Newco Sub to accept, the Communications Assets and all of Danaher’s and its applicable Subsidiaries’ respective direct or indirect right, title and interest in, to and under all Communications Assets (other than any Communications Assets that are already held as of the Separation Time by Newco or a Newco Sub, which Communications Assets shall continue to be held by Newco or such Newco Sub after the Separation Time), free and clear of all Security Interests (other than Permitted Encumbrances). The preliminary plan and structure set forth on Schedule 1.01(a) as of the date hereof is referred to herein as the “Preliminary Plan”, and the corporate structuring steps contemplated by the Plan of Reorganization as finally determined in accordance with Section 1.01(a) being referred to herein as the “Internal Restructuring”. Except as otherwise expressly set forth herein, the Preliminary Plan may be amended, modified or supplemented in the sole discretion of Danaher until such time as the Preliminary Plan becomes the Plan of Reorganization in accordance with Section 1.01(b).

(b) As promptly as practicable following the date of this Agreement (but in no event later than January 15, 2015), Danaher shall deliver to NetScout an updated version of the Preliminary Plan for NetScout’s review and approval, such approval not to be unreasonably withheld, conditioned or delayed, setting forth Danaher’s plan (with reasonable specificity on the corporate transaction steps) with respect to the Internal Restructuring necessary: (i) to allocate and Convey to Newco (or the applicable Newco Sub) the Communications Assets, the Communications Liabilities and ownership of the Newco Subs to reach the Newco structure as it will exist as of immediately prior to the Distribution; and (ii) to identify any material Government Approvals required in connection with the Internal Restructuring (such plan as finally delivered and accepted in accordance with this Section 1.01(b), the “Plan of Reorganization”), provided, however, that NetScout’s approval shall be deemed granted for purposes of this sentence and the immediately following sentence in the event that no detailed written proposed revisions are received by Danaher from NetScout within five (5) Business Days. Once the Plan of Reorganization has been delivered and accepted hereunder, such Plan of Reorganization may only be further amended, modified or supplemented by Danaher with the express written consent of NetScout, such consent not to be unreasonably withheld, conditioned or delayed.

(c) Danaher shall: (i) provide NetScout with an opportunity to review any contemplated amendments, modifications or supplements to the Preliminary Plan; (ii) consult with NetScout in good faith regarding any such amendments, modifications or supplements and consider in good faith any comments received from NetScout in connection therewith; and (iii) promptly provide NetScout with copies of any such amendments, modifications or supplements.

Section 1.02 Assumption of Liabilities. Effective as of the Separation Time, Danaher shall Convey (or shall cause any applicable Subsidiary to Convey) to Newco or one or more Newco Subs, in accordance with the Plan of Reorganization, and Newco shall assume, perform, satisfy, discharge and fulfill when due and, to the extent applicable, comply with on a timely basis, or shall cause any applicable Newco Sub to assume, perform, satisfy, discharge and fulfill when due and, to the extent applicable, comply with on a timely basis, all of the Communications Liabilities, in accordance with their respective terms (other than any Communications Liabilities that as of the Separation Time are already Liabilities of Newco or a Newco Sub, which Communications Liabilities shall continue to be Liabilities of Newco or such Newco Sub after the Separation Time). As between members of the Danaher Group, on the one hand, and members of the Newco Group, on the other hand, following the Separation Time, the members of the Newco Group will be solely responsible for all Communications Liabilities, on a joint and several basis.

Section 1.03 Transfer of Excluded Assets; Excluded Liabilities. Subject to Section 1.08(b), prior to the Separation Time: (i) Danaher shall cause any applicable Newco Sub to Convey to Danaher or an appropriately capitalized Subsidiary of Danaher (as Danaher may designate) (other than any member of the Newco Group) any Excluded Assets that it owns, leases or has any right to use, and Danaher shall accept from such Newco Sub, or shall cause any designated Subsidiary of Danaher (other than any member of the Newco Group) to accept, the Excluded Assets and all such respective right, title and interest in and to any and all of such Excluded Assets; and (ii) Danaher shall cause any applicable Newco Sub to Convey any Excluded Liability for which it is otherwise responsible to Danaher or an appropriately capitalized Subsidiary of Danaher (as Danaher may designate) (other than any member of the Newco Group), and Danaher shall assume, perform, satisfy, discharge and fulfill when due, and to the extent applicable, comply with on a timely basis, or shall cause the designated Subsidiary of Danaher to assume, perform, satisfy, discharge and fulfill when due, and to the extent applicable, comply with on a timely basis, any and all of such Excluded Liabilities in accordance with their respective terms. As between members of the Danaher Group, on the one hand, and members of the Newco Group, on the other hand, following the Separation Time, the members of the Danaher Group will be solely responsible for all Excluded Liabilities, on a joint and several basis.

Section 1.04 Misallocated Transfers. In the event that, at any time from and after the Separation Time, either Danaher or Newco (or any member of the Danaher Group or the Newco Group, as applicable) discovers that it or one of its Affiliates is the owner of, receives or otherwise comes to possess or benefit from any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) or is liable for any Liability that is otherwise allocated to any Person that is a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any deliberate acquisition of Assets or assumption of Liabilities from the other Party for value subsequent to the Separation Time), such Party shall promptly Convey, or cause to be Conveyed, such Asset or Liability to the Person so entitled thereto (and the relevant Party shall cause such entitled Person to accept such Asset or assume such Liability) for no consideration. Prior to any such transfer, such Asset shall be held in accordance with Section 1.08(b). For the avoidance of doubt, if any cash or cash equivalents remain in Newco (or any member of the Newco Group) immediately following the Separation Time, Newco shall promptly Convey, or cause to be Conveyed, such amount of cash and cash equivalents (including any interest earned thereon) to Danaher or its designee(s).

Section 1.05 Communications Assets; Excluded Assets.

(a) For purposes of this Agreement, “Communications Assets” shall mean, in each case to the extent existing and owned or held immediately prior to the Separation Time by Danaher or any of its Subsidiaries, all of Danaher’s and its Subsidiaries’ respective right, title and interest in, to and under the following Assets, but in each case excluding the Excluded Assets:

(i) the leases set forth on Schedule 1.05(a)(i) to the premises listed on Schedule 1.05(a)(i) and all rights and interests of Danaher or its Subsidiaries thereunder;

(ii) all issued and outstanding capital stock of, or other equity interests in, the Subsidiaries of Danaher contemplated to be owned (directly or indirectly) by Newco immediately prior to the Separation Time pursuant to the Plan of Reorganization and Internal Restructuring (such Subsidiaries, the “Newco Subs”);

(iii) (A) all the office equipment (including personal computers and mobile devices), furnishings and other tangible assets; and (B) all the machinery, equipment, tools and vehicles, in each case as to (A) and (B), as used, or held for use, primarily in the operation of the Communications Business (including, for the avoidance of doubt, any and all tangible assets primarily used by any Newco Employees and all tangible assets owned by Newco or any of the Newco Subs);

(iv) all of the Permits granted to Danaher or any of its Subsidiaries that are used, or held for use, primarily in the Communications Business (including any pending applications for such Permits) (the “Transferable Permits”); provided, however, that the obligation to convey the Transferable Permits shall be subject to Section 1.08(a);

(v) all rights to causes of action, lawsuits, judgments, claims (including insurance claims), counterclaims or demands of Danaher, its Affiliates or any member of the Newco Group against a Person (other than NetScout or its Affiliates) to the extent such causes of action, lawsuits, judgments, claims, counterclaims or demands relate primarily to the Communications Business, a Communications Asset or a Communications Liability, including all claims made as of the Separation Date;

(vi) all inventories of materials, parts, raw materials, packaging materials, supplies, work-in-process, goods in transit and finished goods and products that are used, or held for use, primarily in the Communications Business;

(vii) all Newco IP, including: (x) the right to seek, recover and retain damages for any past or future infringement or misappropriation thereof and to register, prosecute, maintain or record any of such Intellectual Property Rights with any Governmental Authority after the Separation Date; and (y) all goodwill associated with the Communications Business;

(viii) all rights with respect to third-party warranties to the extent related to the Communications Assets;

(ix) the rights and interests to the extent related to the Communications Business (whether presently known or unknown, contingent or otherwise) under any Contract that is primarily related to the Communications Business (the “Newco Contracts”), including under any such Contract that is related to the Communications Business and that also relates to any other business or business function of Danaher or its Subsidiaries, in each case, to which Danaher, Newco or any member of their respective Groups is a party or by which it or any of its Assets is bound (each such Contract, a “Newco Shared Contract”), which Newco Shared Contracts shall be Communications Assets subject to the rights of Danaher and the obligations of the Parties set forth in Section 1.08(c)(i).

(x) (A) all business records to the extent related primarily to the Communications Assets or Communications Liabilities, including the corporate or limited liability company minute books and related stock records of the members of the Newco Group, information and records used to demonstrate compliance with applicable Law and any other compliance records related to the Communications Business; (B) all of the separate financial and property tax records of the members of the Newco Group that do not form part of the general ledger of Danaher or any of its Affiliates (other than the members of the Newco Group); (C) all other books, records, ledgers, files, documents, correspondence, lists, plats, drawings, photographs, product literature, equipment test records, advertising and promotional materials, distribution lists, customer lists, supplier lists, studies, reports, operating, production and other manuals, manufacturing and quality control records and procedures, research and development files, accounting and business books, records, files, documentation and materials, in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, to the extent related primarily to the Communications Business; and (D) with respect to Newco Employees and subject to any applicable Law (including, for such purpose, any collective bargaining obligations), performance reviews in respect of the period while employed by a member of the Newco Group, Forms I-9 and W-4, service credit records, vacation and other leave accrual/balance records, and employee benefit election records in effect as of Closing (collectively, the “Newco Books and Records”); provided, however, that: (x) Danaher shall be entitled to retain a copy of any and all Newco Books and Records, which shall be subject to the provisions of Article II and deemed the Confidential Information of Newco and subject to the provisions of Section 6.06; (y) Danaher may retain any materials in clauses (A) and (C) that are not reasonably practicable to identify and extract subject to the right of access pursuant to Section 5.01; and (z) Danaher shall be entitled to redact any portion of the Newco Books and Records to the extent related to any matter other than the Communications Business; provided, however, that such retained materials shall be deemed Confidential Information of Newco and subject to the provisions of the Section 6.06;

(xi) the right to enforce the confidentiality provisions of any confidentiality, non-disclosure or other similar Contracts to the extent related to Confidential Information of the Communications Business and rights to enforce the assignment provisions of any Contract;

(xii) all accounts receivable or unbilled receivables of the Communications Business, including all accounts receivable of Newco and the Newco Subs;

(xiii) without duplication, any and all Assets reflected as an “asset” on the Newco Balance Sheet and any Assets acquired by or for Newco or any member of the Newco Group subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of such balance sheet not made in violation of the Merger Agreement; provided, however, that in no event shall the assets in this clause (xiii) include cash and cash equivalents of the Newco Group described under Section 1.05(b)(i) or assets of the type described on Schedule 1.05(a)(xiii);

(xiv) all rights of the Newco Group under this Agreement and the Merger Agreement or any Ancillary Agreement and the certificates, instruments and Transfer Documents delivered in connection therewith; and

(xv) any and all other Assets owned or held immediately prior to the Separation Time by Danaher or any of its Subsidiaries that are not of a type covered by the preceding clauses (i)-(xiv) above and that are primarily used or held for use in the Communications Business and are not Excluded Assets.

(b) Notwithstanding Section 1.05(a), the Communications Assets shall not in any event include any of the following Assets (the “Excluded Assets”):

(i) all cash and cash equivalents of the Newco Group (including investments and securities but excluding any capital stock or other equity interest in any member of the Newco Group), bank or other deposit accounts, of Danaher and its Affiliates other than Newco or any member of the Newco Group;

(ii) the Patents, registered and applied-for Trademarks and registered and applied-for Copyrights listed on Schedule 1.05(b)(ii), and any other Intellectual Property Rights owned by any member of the Danaher Group, except the Newco IP;

(iii) (A) the employment and personnel records of Danaher’s and its Affiliates’ employees who are not Newco Employees and (B) any employment and personnel records of the Newco Employees, the transfer of which is prohibited by Law or otherwise by reason of any agreement with Newco Employees or any body representing any of them (subject to the provisions of Section 1.08(a));

(iv) all rights to insurance policies or practices of Danaher and its Affiliates (including any captive insurance policies, fronted insurance policies, surety bonds or corporate insurance policies or practices, or any form of self-insurance whatsoever), any refunds paid or payable in connection with the cancellation or discontinuance of any such policies or practices, and any claims made under such policies (subject to the provisions of Section 6.05);

(v) all rights to causes of action, lawsuits, judgments, claims, counterclaims or demands of Danaher, its Affiliates or any member of the Newco Group against a party other than NetScout or its Affiliates to the extent that they do not relate to the Communications Assets or the Communications Business;

(vi) all financial and Tax records relating to the Communications Business that form part of the general ledger of Danaher or any of its Affiliates (other than the members of the Newco Group), any working papers of Danaher’s auditors, and any other Tax records (including accounting records) of Danaher or any of its Affiliates (other than the members of the Newco Group); provided, however, that Newco shall in all events be entitled to copies of, and shall be entitled to use, any such books and records to the extent related to the Communications Business or the Communications Assets;

(vii) other than rights to enforce the confidentiality provisions of any confidentiality, non-disclosure or other similar Contracts to the extent related to Confidential Information of the Communications Business, all records relating to the negotiation and consummation of the transactions contemplated by this Agreement and all records prepared in connection with the potential divestiture of all or a part of the Communications Business, including: (A) bids received from third parties and analyses relating to such transactions; and (B) confidential communications with legal counsel representing Danaher or its Affiliates and the right to assert the attorney-client privilege with respect thereto;

(viii) the rights and interests to the extent not related to the Communications Business (whether presently known or unknown, contingent or otherwise) under any Contract, including under any Contract relating to, but not relating primarily to, the Communications Business that also relates to any business or business function of the Danaher

Group, in each case, to which Danaher, Newco or any member of their respective Groups is a party or by which it, or any of its Assets, is bound (each such Contract, a “Danaher Shared Contract”), which Danaher Shared Contracts shall be Excluded Assets subject to the rights of Newco and the obligations of the Parties set forth in Section 1.08(c)(ii);

(ix) all Permits of Danaher or its Affiliates other than Transferable Permits;

(x) all of the issued and outstanding capital stock of, or other equity interests in, the Subsidiaries of Danaher other than Newco and the Newco Subs;

(xi) any and all Assets that are expressly contemplated by any Ancillary Agreement as Assets to be retained by or Conveyed to Danaher or any other member of the Danaher Group;

(xii) any of the Assets listed on Schedule 1.05(b); and

(xiii) other than any Communications Asset or any Asset specifically listed or described in Section 1.05(a) or the Schedules thereto, any and all Assets of Danaher or its Affiliates that are used, held for use in, or related to, businesses of Danaher other than the Communications Business.

The Parties acknowledge and agree that, except for such rights as are otherwise expressly provided in this Agreement, the Merger Agreement or any Ancillary Agreements, neither Newco nor any of the Newco Subs shall acquire or be permitted to retain any direct or indirect right, title or interest in any Excluded Assets through the Conveyance of all of the authorized and outstanding equity interests in the Newco Subs and that if any of the Newco Subs owns, leases or has the right to use any such Excluded Assets, such Excluded Assets shall be Conveyed to Danaher as contemplated by Section 1.03.

Section 1.06 Communications Liabilities; Excluded Liabilities.

(a) For the purposes of this Agreement, “Communications Liabilities” shall mean each of the following Liabilities of any of Danaher and its Subsidiaries, regardless of where, or against whom, such Liabilities are asserted or determined, but in each case excluding the Excluded Liabilities:

(i) all Liabilities that are: (A) expressly contemplated by this Agreement or any Ancillary Agreement (or any schedules hereto or thereto) as Liabilities to be retained, assumed or retired by Newco or any other member of the Newco Group, and all agreements, obligations and Liabilities of any Person in the Newco Group under this Agreement, the Merger Agreement or any of the Ancillary Agreements; or (B) listed or described on Schedule 1.06(a)(i);

(ii) all Liabilities to the extent relating to:

(1) the conduct and operation of the Communications Business, whether prior to, at or after the Separation Time (including any Liability relating to,

arising out of or resulting from any act or failure to act (except with respect to any criminal matter or fraud) by any directors, officers, partners, managers, employees or agents of any member of the Newco Group (whether or not such act or failure to act is or was within such Person’s authority));

(2) the conduct and operation of any other business conducted by any member of the Newco Group at any time after the Separation Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any directors, officers, partners, managers, employees or agents of any member of the Newco Group (whether or not such act or failure to act is or was within such Person’s authority));

(3) the ownership, operation or use of any Communications Assets, whether prior to, at or after the Separation Time; and

(4) any warranty or similar obligation entered into, created or incurred in the course of business of the Communications Business with respect to its products or services, whether prior to, at or after the Separation Time;

(iii) with respect to the Communications Business and the Communications Assets, any and all Liabilities, whether such Liabilities are known or unknown, contingent or accrued, relating to: (A) any violation or alleged violation of Environmental Laws, whether prior to, at or after the Separation Time, including fines and penalties associated with such violations and the third-party costs of any necessary corrective actions; (B) loss of life or injury to persons due to exposure to asbestos prior to, at or after the Separation Time; and (C) the off-site disposal, storage, transport, discharge or Release of Hazardous Materials prior to, at or after the Separation Time, including liability for loss of life, injury to persons or property, damage to natural resources or investigation and remediation of environmental media impacted by Hazardous Materials;

(iv) all Liabilities under the Newco Contracts and the allocated portion of any Newco Shared Contract or any other Contract that is assigned to a member of the Newco Group;

(v) all Liabilities to the extent relating to leases for the Communications Assets;

(vi) all customer deposits held by any member of the Danaher Group that are related to the provision of service by the Communications Business;

(vii) accounts payable to the extent relating to the construction or investment in the Communications Assets as of the Effective Time;

(viii) all Liabilities that are Newco Taxes (as defined in the Tax Matters Agreement); and

(ix) except as otherwise provided in any Ancillary Agreement, herein or in the Schedules hereto and subject to Section 1.06(b), all Liabilities of the Danaher or its Subsidiaries to the extent arising out of, relating to or otherwise in respect of, the ownership or use of the Communications Assets or the operation or the conduct of the Communications Business, whether before, at or after the Separation Time.

(b) Notwithstanding the foregoing, the Communications Liabilities shall not, in any event, include any Liabilities of Danaher or its Subsidiaries the following Liabilities (the “Excluded Liabilities”):

(i) all Liabilities (including for the avoidance of doubt all Liabilities under or related to any Environmental Laws, including fines and penalties associated with such violations and the costs of any necessary corrective actions) directly relating to: (A) the loss of life or injury to persons due to exposure to asbestos; and (B) the off-site disposal, storage, transport, discharge or Release of Hazardous Materials, including liability for loss of life, injury to persons or property, damage to natural resources or investigation and remediation of environmental media impacted by Hazardous Materials, of a member of the Danaher Group to the extent relating to, in each case arising out of, resulting from or otherwise in respect of: (x) the ownership or use of the Excluded Assets; or (y) activities of a member of the Danaher Group at or affecting the Communications Assets, in either case (x) or (y) whether before, at or after the Separation Time, and other than as set forth in Section 1.06(a)(iii);

(ii) Liabilities for Indebtedness (other than Indebtedness solely between or among members of the Newco Group);

(iii) all Liabilities, costs or expenses (including any legal, investment banking or other advisory costs or expenses) incurred by or on behalf of any member of the Newco Group at or prior to the Effective Time in connection with the transactions contemplated by this Agreement, the Merger Agreement or any Ancillary Agreement;

(iv) all Liabilities that are Danaher Taxes (as defined in the Tax Matters Agreement);

(v) all Liabilities for Specified Items; and

(vi) all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by Danaher or any other member of the Danaher Group, and all Liabilities of any member of the Danaher Group under this Agreement or any of the Ancillary Agreements.

The Parties acknowledge and agree that neither Newco nor any other member of the Newco Group shall be required to assume or retain any Excluded Liabilities as a result of the Newco Transfer, and that if any of the Newco Subs is liable for any Excluded Liabilities, such Excluded Liabilities shall be assumed by Danaher as contemplated by Section 1.03. Any liability of any member of the Danaher Group not included in any of the clauses of Section 1.06(a) shall be an Excluded Liability, and no Excluded Liability shall be a Communications Liability.

Section 1.07 Termination of Intercompany Agreements; Settlement of Intercompany Accounts.

(a) Except as set forth in Section 1.08(b), Newco, on behalf of itself and each other member of the Newco Group, on the one hand, and Danaher, on behalf of itself and each other member of the Danaher Group, on the other hand, hereby terminate any and all Contracts, whether or not in writing and including any guarantee obligations, between or among Newco or any member of the Newco Group, on the one hand, and Danaher or any member of the Danaher Group, on the other hand (the “Related Party Agreements”), effective as of the Distribution Date. No such Contract (including any provision thereof which purports to survive termination) shall be of any further force or effect at or after the Distribution Date and all parties shall be released from all Liabilities thereunder other than the Liability to settle any Intercompany Account as provided in Section 1.07(c). From and after the Distribution Date, no member of either Group shall have any rights or obligations under any Related Party Agreements, except as specifically provided in Section 1.07(b), in this Agreement, in the Merger Agreement or the Ancillary Agreements. Each Party shall, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 1.07(a) shall not apply to any of the following Contracts (or to any of the provisions thereof):

(i) this Agreement, the Merger Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement, the Merger Agreement or any Ancillary Agreement to be entered into or continued by any of the Parties or any of the members of their respective Groups);

(ii) any Contracts or Intercompany Accounts solely between or among members of the Newco Group;

(iii) any Contracts to which any Person, other than the Parties and their respective Affiliates, is a Party;

(iv) any Contracts between: (i) a Subsidiary of Danaher that is in the business of selling or buying products or services to or from third parties; and (ii) a member of the Newco Group, and which Contract is related primarily to the provision of such products or services and was or is entered into in the ordinary course of business and on arms’-length terms; and

(v) any other Contracts that this Agreement, the Merger Agreement or any Ancillary Agreement expressly contemplates shall survive the Distribution Date.

(c) Each Intercompany Account outstanding immediately prior to the Distribution Date will be satisfied and/or settled in full in cash or otherwise cancelled and terminated or extinguished (in each case with no further liability or obligation, including in respect of Taxes on Newco or any member of the Newco Group) by the relevant members of the Danaher Group and the Newco Group no later than the Distribution Date and prior to the Distribution, in each case in the manner agreed to by the Parties (including, for the avoidance of doubt, for so long as the Merger Agreement is not terminated in accordance with its terms, NetScout). For the avoidance of any doubt, any and all Liabilities arising from the activities contemplated by this Section 1.07 will constitute Excluded Liabilities for the purposes hereof.

Section 1.08 Third-Party Consents.

(a) Obtaining Consents; Consent Committee. The Parties shall, as promptly as practicable after the date hereof and for a period of eighteen (18) months following the Closing, cooperate with each other and use their respective reasonable best efforts to obtain: (i) the transfer, assignment or reissuance to Newco or a member of the Newco Group of all Transferable Permits; and (ii) all Consents and Governmental Approvals of all other Persons to the extent necessary to consummate the Newco Transfer as required by the terms of any Law, license, permit, concession or Contract to which Danaher or any of its Subsidiaries is currently a party or by which any of them is bound, subject to the limitations set forth in this Section 1.08; provided, however, that no Party or member of the Danaher Group shall be required to make any material payments, incur any material Liability or offer or grant any material accommodation (financial or otherwise, that is not provided for in the underlying Contract) (it being understood that materiality shall, in the case of Danaher or its Subsidiaries, be measured in relation to the Communications Business) to any third party to obtain any such Consents; provided, further, that Danaher and NetScout shall each be responsible for 50% of the costs associated with obtaining such consents. Each of the Parties agrees that it shall not commit, and shall cause its Subsidiaries not to commit, to any third party on behalf of Newco or any member of the Newco Group to make any payments, incur any Liability or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any third party to obtain any such Consents that would be a Liability of Newco or any member of the Newco Group after the Separation Time, without Newco’s prior express written consent (and, unless the Merger Agreement shall have been terminated in accordance with its terms, NetScout’s prior express written consent). For the avoidance of doubt, the required efforts and responsibilities of the Parties to seek the regulatory approvals contemplated by the Antitrust Filings (as defined in the Merger Agreement) shall be governed by the Merger Agreement. Promptly following the date hereof (and in any case within thirty (30) days after the date hereof), the Parties shall establish a committee (the “Consent Committee”), composed of at least one (1) manager-level employee of each of Danaher and NetScout, which shall be responsible for coordinating and helping to implement the provisions of this Section 1.07(a) (including discussing and agreeing on action plans to resolve any outstanding obligations under this Section 1.08(a)) for a period of time starting on the date hereof and ending eighteen (18) months following the Closing Date. The Consent Committee shall meet telephonically or in person on a monthly basis. The Consent Committee process described in this Section 1.08(a) shall be subject to modification or termination upon mutual consent of Danaher and NetScout.

(b) Transfer in Violation of Laws or Requiring Consent or Governmental Approval. If and to the extent that the Conveyance to any member of the Newco Group of any Communications Assets or to any member of the Danaher Group of any Excluded Assets would be a violation of applicable Laws or require any Consent or Governmental Approval in connection with the Newco Transfer that has not been obtained at the Separation Time, then, notwithstanding any other provision hereof, the Conveyance to the Newco Group of such

Communications Assets or to the Danaher Group of such Excluded Assets (any such Asset, a “Deferred Asset”) shall automatically be deferred and no Conveyance shall occur until all legal impediments are removed or such Consents or Governmental Approvals have been obtained. Notwithstanding the foregoing, any such Deferred Asset shall still be considered a Communications Asset or Excluded Asset, as applicable, and the Person retaining such Asset shall thereafter hold such Asset in trust for the benefit of the Person entitled thereto (and at such Person’s sole expense) until the consummation of the Conveyance thereof. To the extent that any Deferred Asset cannot be Conveyed without the Consent or Governmental Approval of any Person which Consent or Governmental Approval has not been obtained prior to the Separation Time, this Agreement will not constitute an agreement to Convey the same if an attempted Conveyance would constitute a breach thereof or violate any Law. The Parties shall use their reasonable best efforts to develop and implement mutually acceptable arrangements to place the Person entitled to receive such Deferred Asset, insofar as reasonably possible, in the same position as if such Deferred Asset had been Conveyed as contemplated hereby and so that all the benefits and burdens relating to such Deferred Asset, including possession, use, risk of loss, potential for gain, any Tax Liabilities in respect thereof and dominion, ability to enforce the rights under or with respect to, control and command over such Deferred Asset, are to inure from and after the Separation Time. Such arrangements may include, among others, the entry into reseller agreements with respect to government Contracts, or the entry into subcontracting agreements. If and when the legal or contractual impediments the presence of which caused the deferral of transfer of any Deferred Asset pursuant to this Section 1.08(b) are removed or any Consents and/or Governmental Approvals the absence of which caused the deferral of transfer of any Deferred Asset pursuant to this Section 1.08(b) are obtained, the transfer of the applicable Deferred Asset shall be effected in accordance with the terms of this Agreement and/or such applicable Ancillary Agreement. The obligations set forth in this Section 1.08(b) shall survive for the duration of the term of the applicable Contract (without any obligation to renew or extend).

(c) Shared Contracts.

(i) Danaher (including on behalf of the other members of the Danaher Group) shall use reasonable best efforts to separate and cause the applicable member of the Newco Group to enter into new agreements with the counterparties to the Danaher Shared Contracts prior to the Separation. Upon such separation of a Danaher Shared Contract, the separated Contract that is related to the Communications Business will be a Newco Contract and the other separated Contract will be an Excluded Asset. To the extent that Danaher is unable or the counterparties are unwilling to enter into agreements with respect to any Danaher Shared Contract, Danaher (or the applicable member of the Danaher Group) will partially assign the Communications Business functions to Newco in the manner agreed to by the Parties (but only if such Danaher Shared Contract is assignable) and in the event that such partial assignment is not permitted by the terms of the applicable Danaher Shared Contract or consented to by the applicable counterparty, Danaher shall use reasonable best efforts to provide for an alternative arrangement so that the applicable member of the Newco Group will have the benefits of such Danaher Shared Contract as though it had been partially assigned; provided, however, that no member of the Danaher Group shall be required to make any payments (other than as provided for in the underlying Contract) to any third party in connection with the foregoing; provided, further, that Danaher shall obtain Newco’s express written consent prior to agreeing to any waiver, amendment, modification or termination under any such Danaher Shared Contract if such waiver, amendment, modification would have the effect of limiting, restricting or increasing the costs to a member of the Newco Group’s rights or interests under such Danaher Shared Contract in a materially disproportionate manner relative to Danaher’s other businesses covered under such Danaher Shared Contract. Newco shall cooperate with Danaher in connection with the entering into of any new agreement or partial assignment. The obligations set forth in the first sentence of this Section 1.08(c)(i) regarding Danaher use of reasonable best efforts to separate and assign Danaher Shared Contracts shall terminate on the eighteen (18) month anniversary of the Closing Date, and the obligations set forth in the remainder of this Section 1.08(c)(i), including the obligations of Danaher to use reasonable best efforts to provide for alternative arrangements, shall survive for the duration of the term of the applicable Contract (without any obligation to renew or extend).

(ii) Newco (including on behalf of the other members of the Newco Group) shall use reasonable best efforts to separate and cause the applicable member of the Danaher Group to enter into new agreements with the counterparties to the Newco Shared Contracts prior to the Separation. Upon such separation of a Newco Shared Contract, the separated Contract that is related to the Communications Business will be a Newco Contract and the other separated Contract will be an Excluded Asset. To the extent that Newco is unable or the counterparties are unwilling to enter into agreements with respect to any Newco Shared Contract, Newco (or the applicable member of the Newco Group) will partially assign the non-Communications Business functions to Danaher in the manner agreed to by the Parties (but only if such Newco Shared Contract is assignable) and in the event that such partial assignment is not permitted by the terms of the applicable Newco Shared Contract or consented to by the applicable counterparty, Newco shall use reasonable best efforts to provide for an alternative arrangement so that the applicable member of the Danaher Group will have the benefits of such Newco Shared Contract as though it had been partially assigned; provided, however, that no member of the Newco Group shall be required to make any payments (other than as provided for in the underlying Contract) to any third party in connection with the foregoing; provided, further, that Newco shall obtain National’s written consent prior to agreeing to any waiver, amendment, modification or termination under any such Newco Shared Contract if such waiver, amendment, modification or termination would have the effect of limiting, restricting or increasing the costs of a member of the Danaher Group’s rights or interests under such Newco Shared Contract. Danaher shall cooperate with Newco in connection with the entering into of any new agreement or partial assignment. The obligations set forth in the first sentence of this Section 1.08(c)(ii) regarding Newco’s use of reasonable best efforts to separate and assign Newco Shared Contracts shall terminate on the eighteen (18) month anniversary of the Closing Date, and the obligations set forth in the remainder of this Section 1.08(c)(ii), including the obligations of Newco to use reasonable best efforts to provide for alternative arrangements, shall survive for the duration of the term of the applicable Contract (without any obligation to renew or extend).

Section 1.09 Novations of Newco Contracts. Upon Danaher’s request, the Parties (which, prior to the Effective Time shall not impose obligations on NetScout under any Newco Contract) shall use reasonable best efforts to obtain the novation of any Newco Contract so specified by Danaher, whether prior to, at or following the Separation Time (it being understood that such obligations shall apply following the Separation Time regardless of whether any such Newco Contract has been Conveyed pursuant to the terms hereof or such Conveyance was deferred in accordance with Section 1.08(b)); provided, however, that no member of the Danaher Group shall be required to make any payments (other than as provided for in the underlying Contract) to any third party in connection with the foregoing. The foregoing obligations shall terminate on the eighteen (18) month anniversary of the Closing Date.

Section 1.10 No Representation or Warranty. EACH OF DANAHER AND NEWCO (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE NEWCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN THE MERGER AGREEMENT OR IN ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, THE MERGER AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, NO PARTY TO THIS AGREEMENT IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE CONDITION OR THE VALUE OF ANY ASSETS, BUSINESSES OR THE AMOUNT OF ANY LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED OR ASSUMED AS CONTEMPLATED HEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OF ANY ASSETS OF SUCH PARTY, AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. FOR THE AVOIDANCE OF DOUBT, THIS SECTION 1.10 SHALL HAVE NO EFFECT ON ANY REPRESENTATION OR WARRANTY MADE HEREIN, IN THE MERGER AGREEMENT OR IN ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, THE MERGER AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE.

Section 1.11 Waiver of Bulk-Sales Laws. Each of Newco and Danaher hereby waives compliance by each member of the other Party’s respective Group with the requirements and provisions of the “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Assets to any member of the Newco Group or the Danaher Group, as applicable.

ARTICLE II

COMPLETION OF THE NEWCO TRANSFER

Section 2.01 Separation Time. Subject to the satisfaction and waiver (in accordance with the provisions hereof) of the conditions set forth in Article VII, and subject to Section 1.08(b), the effective time and date of each Conveyance and assumption of any Asset or Liability in accordance with Article I in connection with the Newco Transfer shall be 12:01 a.m., Eastern Time on the anticipated Distribution Date (such time, the “Separation Time,” and such date the “Separation Date”) or such other time as determined pursuant to Section 1.08.

Section 2.02 Separation Deliveries.

(a) Agreements to be Delivered by Danaher. On the Separation Date, Danaher shall deliver, or shall cause its appropriate Subsidiaries to deliver, to Newco all of the following instruments:

(i) all Transfer Documents as described in Section 2.04 and Section 2.05;

(ii) the Tax Matters Agreement, substantially in the form attached hereto as Exhibit A (the “Tax Matters Agreement”), duly executed by the members of the Danaher Group party thereto;

(iii) the Transition Services Agreement, substantially in the form attached hereto as Exhibit B (the “Transition Services Agreement”), duly executed by the members of the Danaher Group party thereto; it being understood and agreed that the Parties shall negotiate in good faith to agree upon the terms of, and schedules to, the Transition Services Agreement prior to the Closing (provided that the definition of “Cost”, and the 10% markup and expense reimbursement concepts therein shall not be subject to further negotiation);

(iv) the Employee Matters Agreement, substantially in the form attached hereto as Exhibit C (the “Employee Matters Agreement”), duly executed by the members of the Danaher Group party thereto;

(v) the Trademark License Agreement, substantially in the form attached hereto as Exhibit D (the “Trademark License Agreement”), duly executed by the members of the Danaher Group party thereto;

(vi) the DBS License Agreement, substantially in the form attached hereto as Exhibit E (the “DBS License Agreement”), duly executed by the members of the Danaher Group party thereto;

(vii) the Commercial Lease Agreement, substantially in the form attached hereto as Exhibit F (the “Commercial Lease Agreement”), duly executed by the members of the Danaher Group party thereto;

(viii) the Intellectual Property Cross-License Agreement, substantially in the form attached as Exhibit G (the “Cross-License Agreement”), duly executed by the members of the Danaher Group party thereto; and

(ix) any other Ancillary Agreements to which the Parties mutually agree.

(b) Agreements to be Delivered by Newco. On the Separation Date, Newco shall deliver, or shall cause the Newco Subs to deliver, as appropriate, to Danaher, in each case where any member of the Newco Group is a party to any Ancillary Agreement, a counterpart of such Ancillary Agreement duly executed by each member of the Newco Group that is a party thereto.

(c) Document Delivery. On the Separation Date, Danaher shall deliver, or shall cause its appropriate Subsidiaries to deliver, to Newco, the Newco Books and Records, Newco Contracts and any other documents that are Communications Assets.

Section 2.03 Certain Resignations. At or prior to the Distribution Date, Danaher shall use its reasonable best efforts to cause each employee and director of Danaher and its Subsidiaries who will not be employed by Newco or a Newco Sub after the Distribution Date to resign, effective not later than the Distribution Date, from all boards of directors or similar governing bodies of Newco or any Newco Sub on which they serve, and from all positions as officers of Newco or any Newco Sub in which they serve.

Section 2.04 Transfer of Communications Assets and Assumption of Communications Liabilities. In furtherance of the Conveyance of Communications Assets and Communications Liabilities provided in Section 1.01 and Section 1.02, on the Separation Date (and thereafter at any time upon the request of Newco): (i) Danaher shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title and assignments of Contracts, assignments of Newco IP in a form required to record transfer of title in each applicable jurisdiction, Consents (to the extent obtained) and Transferable Permits, easements, leases, deeds and other instruments of Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Assets are located and reasonably acceptable to the Parties), as and to the extent reasonably necessary or appropriate to evidence the Conveyance of all of Danaher’s and its Subsidiaries’ (other than Newco and the Newco Subs) right, title and interest in and to the Communications Assets to Newco and the Newco Subs (it being understood that no such bill of sale, stock power, certificate of title, deed, assignment or other instrument of Conveyance shall require Danaher or any of its Affiliates to make any representations, warranties or covenants, expressed or implied, not contained in this Agreement, the Merger Agreement or any Ancillary Agreement except to the extent required to comply with applicable Law, and in which case the Parties shall enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement); and (ii) Newco shall execute and deliver such assumptions of Contracts and other instruments of assumption or Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Liabilities are located and reasonably acceptable to the Parties) as and to the extent reasonably necessary to evidence the valid and effective assumption of the Communications Liabilities by Newco. All of the foregoing documents contemplated by this Section 2.04 shall be referred to collectively herein as the “Danaher Transfer Documents.”

Section 2.05 Transfer of Excluded Assets; Assumption of Excluded Liabilities. In furtherance of the Conveyance of Excluded Assets and the assumption of Excluded Liabilities provided in Section 1.03: (a) Newco shall execute and deliver, and shall cause the Newco Subs to execute and deliver, such bills of sale, certificates of title, assignments of Contracts and other instruments of Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Assets are located and reasonably acceptable to the Parties) as and to the extent reasonably necessary or appropriate to evidence the Conveyance of all of Newco’s and the Newco Subs’ right, title and interest in and to the Excluded Assets to Danaher and its Subsidiaries (other than

Newco and the Newco Subs) (it being understood that no such bill of sale, stock power, certificate of title, deed, assignment or other instrument of Conveyance shall require Newco or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement, the Merger Agreement or any Ancillary Agreement except to the extent required to comply with applicable local Law, and in which case the Parties shall enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement) and (b) Danaher shall execute and deliver such assumptions of Contracts and other instruments of assumption or Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Liabilities are located and reasonably acceptable to the Parties) as and to the extent reasonably necessary to evidence the valid and effective assumption of the Excluded Liabilities by Danaher. All of the foregoing documents contemplated by this Section 2.05, together with the Danaher Transfer Documents, shall be referred to collectively herein as the “Transfer Documents.” The Parties shall perform the obligations set forth in Section 2.04 and this Section 2.05, in each case, in accordance with applicable Law.

ARTICLE III

COMPLETION OF THE DISTRIBUTION

Section 3.01 Manner of Distribution. Danaher may, in its sole discretion, elect to effect the Distribution as a Spin-Off, as an Exchange Offer, or as a combination of a Spin-Off and an Exchange Offer with or without a Clean-Up Spin-Off and shall advise NetScout of the form of the Distribution no later than thirty (30) Business Days prior to the anticipated Closing Date. Danaher will provide notice (with a copy to NetScout) to the Financial Industry Regulatory Authority (“FINRA”) no later than ten (10) days prior to the Record Date (as determined in accordance with Section 3.02(a)) in compliance with Rule 10b-17 under the Exchange Act. All Newco Common Units held by Danaher on the Distribution Date will be distributed to the Record Holders in the manner set forth in Section 3.02(a) and in accordance with Section 3.04(b). At least five (5) days prior to the Distribution Date, Danaher shall provide to Newco and NetScout a list of Record Holders entitled to receive Newco Common Units in connection with the Distribution.

Section 3.02 The Distribution.

(a) To the extent the Distribution includes a Spin-Off, subject to the terms thereof, in accordance with Section 3.02(c), each Record Holder will be entitled to receive for each share of common stock, par value $0.01 per share (“Danaher Common Stock”), of Danaher held by such Record Holder as of the Record Date a number of Newco Common Units equal to the total number of Newco Common Units held by Danaher on the Distribution Date, multiplied by a fraction, the numerator of which is the number of Danaher Common Stock held by such Record Holder as of the Record Date and the denominator of which is the total amount of Danaher Common Stock outstanding on the Record Date. To the extent the Distribution is effected as a Spin-Off, prior to the Distribution Date, the Danaher Board, in accordance with applicable Law, shall establish (or designate a committee of the Danaher Board to establish) the Record Date for the Distribution and any appropriate procedures in connection with the Spin-

Off. To the extent any of the Distribution is effected as an Exchange Offer followed by a Clean-Up Spin-Off of any remaining Newco Common Units to be distributed by Danaher pursuant to Section 3.02(b), the Danaher Board shall set the Record Date as the time on the Distribution Date immediately following the time at which the validly tendered shares of Danaher Common Stock are accepted for payment in the Exchange Offer.

(b) Subject to the terms and conditions thereof, to the extent any of the Distribution is effected as an Exchange Offer, each Danaher shareholder may elect in the Exchange Offer to exchange a number of shares of Danaher Common Stock held by such Danaher stockholder for Newco Common Units. Subject to applicable securities Laws, Danaher shall determine, in its sole discretion, the terms and conditions of the Exchange Offer, including the exchange ratio (including any discount to the reference price of common stock of NetScout), the timing of the offer period and any extensions thereto, and other customary provisions, each as will be set forth in the Newco Registration Statement (as defined below) and Schedule TO; provided, however, that the maximum number of days that the Exchange Offer may be extended following satisfaction of the conditions to Closing set forth in Article VI and Article VII of the Merger Agreement (other than consummation of the transactions contemplated by this Agreement and satisfaction of those conditions to be satisfied as of the Closing Date) shall be ten (10) Business Days. Before filing the Newco Registration Statement, the Schedule TO or any amendments or supplements thereto, or comparable documents under securities or state “blue sky” laws of any jurisdiction, Danaher and/or Newco (as applicable) will furnish to NetScout and its counsel copies of all such documents proposed to be filed (including all exhibits thereto), which documents will be subject to the reasonable comment of NetScout and its counsel, and, before filing any such document, Danaher and/or Newco (as applicable) shall reasonably consider any changes thereto that NetScout and its counsel shall reasonably request.

(c) The terms and conditions of any Clean-Up Spin-Off shall be as determined by Danaher in its sole discretion; provided, however, that: (i) any Newco Common Units that are not subscribed for in the Exchange Offer must be distributed to Danaher’s shareholders in the Clean-Up Spin-Off; and (ii) subject to any applicable Law or stock exchange requirement, the Clean-Up Spin-Off shall take place on the Distribution Date immediately following the consummation of the Exchange Offer and the Record Date for the Clean-Up Spin-Off shall be established as of such date in the same manner as provided in Section 3.02(a).

(d) No action by any Record Holder shall be necessary for such Record Holder (or such Record Holder’s designated transferee or transferees) to receive the applicable number of Newco Common Units such stockholder is entitled to in the Distribution. For stockholders of Danaher who own Danaher Common Stock through a broker or other nominee, their Newco Common Units will be credited to their respective accounts by such broker or nominee.

(e) Upon the consummation of the Distribution, Danaher shall deliver to the Exchange Agent a global certificate representing the Newco Common Units being transferred in the Distribution, for the account of Danaher’s stockholders that are entitled thereto. The Exchange Agent shall hold such certificate or certificates, as the case may be, for the account of Danaher’s stockholders pending the Mergers. In no event shall the number of Newco Common Units issued and distributed in the Distribution exceed the number of Newco Common Units determined pursuant to Section 3.02(a), as adjusted if necessary pursuant to Section 3.02(d).

(f) The Parties shall keep each other reasonably informed with respect to the transactions contemplated by this Section 3.02 in order to coordinate the timing of such transactions to the extent reasonably practicable and desirable and otherwise consistent with the other provisions of this Section 3.02.

(g) Neither of the Parties, and none of their respective Affiliates, will be liable to any Person in respect of any Newco Common Units (or dividends or distributions with respect thereto) that are properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 3.03 Actions Prior to Distribution.

(a) Newco will cooperate with Danaher to accomplish the Distribution, including in connection with the preparation of all documents and the making of all filings required in connection with the Distribution. Danaher will be permitted to reasonably direct and control the efforts, prior to the Distribution Date, of Newco in connection with the Distribution in accordance with the terms and subject to the conditions of this Agreement, the Merger Agreement and all Ancillary Agreements (including the selection of any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or transfer agent or exchange agent and financial, legal, accounting and other advisors for Danaher), and Newco will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary to facilitate the Distribution as reasonably directed by Danaher in good faith and in accordance with the terms and subject to the conditions of this Agreement, the Merger Agreement and all Ancillary Agreements. Without limiting the generality of the foregoing, Newco will, and will cause its Subsidiaries and its and their respective employees, advisors, agents, accountants, counsel and other representatives to, as reasonably directed by Danaher in good faith, reasonably cooperate in and take the following actions: (i) preparing and filing the registration under the Securities Act or the Exchange Act of Newco Common Units on an appropriate registration form or forms to be designated by Danaher (the “Newco Registration Statement”) and, if applicable, Schedule TO; (ii) participating in meetings, drafting sessions, due diligence sessions, management presentation sessions, and “road shows” in connection with the Distribution (including any marketing efforts); (iii) furnishing to any dealer manager or other similar agent participating in the Distribution (A) “cold comfort” letters from independent public accountants in customary form and covering such matters as are customary for an underwritten public offering (including with respect to events subsequent to the date of financial statements included in any offering document) and (B) opinions and negative assurance letters of counsel in customary form and covering such matters as may be reasonably requested; and (iv) furnishing all historical and forward-looking financial and other pertinent financial and other information that is available to Newco and is reasonably required in connection with the Distribution.

(b) Danaher and Newco will prepare and mail, prior to the Distribution Date, to the holders of Danaher Common Stock, such information concerning Newco, NetScout, their respective businesses, operations and management, the Distribution and such other matters as

Danaher will reasonably determine and as may be required by applicable Law. Danaher and Newco will prepare, and Newco will, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters which Danaher determines are necessary or desirable to effectuate the Distribution and Danaher and Newco will each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

(c) Danaher and Newco will take all such action as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(d) Danaher and Newco will take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 7.02 to be satisfied and to effect the Distribution on the Distribution Date.

(e) Notwithstanding anything to the contrary, any and all costs, expenses and Liabilities incurred by or on behalf of Newco or any member of the Newco Group as a result of or in connection with the matters set forth in this Section 3.03 shall be the sole responsibility of Danaher and shall be deemed to be “Excluded Liabilities” for the purposes hereof.

(f) Notwithstanding anything to the contrary, without any further action required by any Party, effective as of immediately prior to the Effective Time, all provisions of this Section 3.03, with the exception of Section 3.03(a), shall automatically terminate and be of no further force and the Parties shall cease to have any rights or obligations thereunder.

Section 3.04 Additional Matters.

(a) Tax Withholding. Danaher and Newco, as the case may be, will be entitled, and will instruct the transfer agent or the Exchange Agent, as applicable, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts required to be deducted and withheld with respect to the making of such payments under the Code or any provision of local or foreign Tax Law. Any withheld amounts will be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.

(b) Delivery of Certificates. Upon the consummation of the Distribution, Danaher will deliver to the transfer agent or Exchange Agent, as applicable, a global certificate representing the Newco Common Units being distributed in the Distribution for the account of the Danaher stockholders that are entitled thereto. The Exchange Agent will hold such certificate or certificates, as the case may be, for the account of the Danaher stockholders pending the First Merger, as provided in Section 1.6 of the Merger Agreement. Immediately after the time of the Distribution and prior to the Effective Time, the Newco Common Units will not be transferable and the transfer agent for the Newco Common Units will not transfer any Newco Common Units. The Distribution will be deemed to be effective upon written authorization from Danaher to the transfer agent or the Exchange Agent to proceed as set forth in Section 3.02.

ARTICLE IV

MUTUAL RELEASES; INDEMNIFICATION

Section 4.01 Release of Pre-Distribution Date Claims.

(a) Newco Release. Except as provided in Section 4.01(c) and Section 4.03, effective as of the Effective Time, Newco does hereby, for itself and for each other member of the Newco Group and (to the extent permitted by applicable Law) all Persons who at any time prior to the Effective Time were directors, officers, partners, managers, employees or agents of any member of the Newco Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, release and forever discharge each of the Danaher Indemnitees from any and all Liabilities whatsoever (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur on or before the Effective Time, or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions and all other activities to implement the Newco Transfer contemplated by this Agreement or any Ancillary Agreement. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that Newco and each member of the Newco Group, and their respective successor and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, Newco hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the Danaher Indemnitees from the Liabilities described in the first sentence of this Section 4.01(a). Notwithstanding the foregoing, the release described in this Section 4.01(a) shall not apply with respect to obligations from and after the Closing under or relating to the Contracts referred to in Section 1.07(b)(iv).

(b) Danaher Release. Except as provided in Section 4.01(c) and Section 4.02, effective as of the Effective Time, Danaher does hereby, for itself and for each other member of the Danaher Group and (to the extent permitted by applicable Law) all Persons who at any time prior to the Effective Time were directors, officers, partners, managers, employees or agents of any member of the Danaher Group, in each case, together with their respective heirs, executors, administrators, successors and assigns, release and forever discharge each of the Newco Indemnitees from any and all Liabilities whatsoever (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur on or before the Effective Time or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions and all other activities to implement the Newco Transfer. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that Danaher and each member of the Danaher Group, and their respective successor and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, Danaher hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the Newco Indemnitees from the Liabilities described in the first sentence of this Section 4.01(b). Notwithstanding the foregoing, the release described in this Section 4.01(a) shall not apply with respect to obligations from and after the Closing under or relating to the Contracts referred to in Section 1.07(b)(iv).

(c) No Impairment. Nothing contained in Section 4.01(a) or Section 4.01(b) shall: (i) limit or otherwise affect any Person’s rights or obligations pursuant to or contemplated by, or ability to enforce, this Agreement, the Merger Agreement or any Ancillary Agreement, in each case in accordance with its terms, including (A) the obligation of Newco to assume and satisfy the Communications Liabilities, (B) the obligation of Danaher to retain, assume and satisfy the Excluded Liabilities, (C) the obligations of Danaher and its Affiliates to Convey the Communications Assets free and clear of all Security Interests (other than Permitted Encumbrances) in accordance with this Agreement, (D) the obligations of Danaher and Newco to perform their obligations and indemnify each other under this Agreement, including pursuant to this Article IV, the Merger Agreement and the Ancillary Agreements; (ii) apply to any Liability the release of which would result in the release of any Person other than a Person expressly released pursuant to Section 4.01(a) or Section 4.01(b); or (iii) release any Person from, or waive any rights under, any Liability provided in or resulting from any Contract to which any member of the Newco Group, on the one hand, and any Danaher Group, on the other hand, is a party, that does not terminate as of the Distribution Date in accordance with Section 1.07.

(d) No Actions as to Released Claims. Following the Closing, Newco shall not, and shall cause each of its respective Affiliates not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution, recovery or any indemnification, against Danaher or any member of the Danaher Group, or any other Person released with respect to any Liabilities released pursuant to Section 4.01(a). Danaher shall not, and shall cause each other member of the Danaher Group not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution, recovery or any indemnification, against Newco or any of its Affiliates, or any other Person released with respect to any Liabilities released pursuant to Section 4.01(b).

In addition, nothing in this Section 4.01 shall release Newco or any other member of the Newco Group from indemnifying any current or former director, officer, manager, employee or agent of Danaher or any other member of the Danaher Group who was a director, officer, manager, employee or agent of Newco or any other member of the Newco Group prior to the Distribution Date if such person was entitled to a right of indemnification pursuant to the organizational documents of Newco or any Newco Sub or pursuant to any Contract, it being understood that if the underlying obligation giving rise to such right to indemnification is an Excluded Liability retained by Danaher or any other member of the Danaher Group, Danaher shall indemnify Newco for such Liability (including Newco’s costs to indemnify such director, officer, manager, employee or agent) in accordance with the provisions in Section 4.03.

Section 4.02 Indemnification by the Newco Group. Except as otherwise provided in the Merger Agreement or any Ancillary Agreement, from and after the Effective Time, Newco and each member of the Newco Group shall, on a joint and several basis, indemnify, defend and hold harmless the Danaher Indemnitees from and against, and shall reimburse such Danaher Indemnitees with respect to, any and all Losses that proximately result from, whether prior to, at or following the Effective Time, any of the following items (without duplication):

(a) the Communications Liabilities, including, after the Effective Time, the failure of Newco or any other member of the Newco Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities;

(b) any breach by Newco or any other member of the Newco Group of any obligations to be performed by such Persons pursuant to this Agreement or the Ancillary Agreements subsequent to the Effective Time; and

(c) any breach by NetScout or any of its Affiliates of any covenant of NetScout under the Merger Agreement, which, by its terms, is to be performed subsequent to the Effective Time.

Section 4.03 Indemnification by Danaher. Except as otherwise provided in the Merger Agreement or any Ancillary Agreement, from and after the Effective Time, Danaher shall indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Newco Indemnitees from and against, and shall reimburse such Newco Indemnitees with respect to, any and all Losses that proximately result from, whether prior to, at or following the Effective Time, any of the following items (without duplication):

(a) any Excluded Liabilities, including the failure of Danaher or any other member of the Danaher Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities;

(b) any breach by Danaher or any other member of the Danaher Group of any covenants or obligations to be performed by such Persons pursuant to this Agreement or the Ancillary Agreements on or subsequent to the Separation Time;

(c) any breach by Danaher or any of its Affiliates of any covenant of Danaher under the Merger Agreement, which, by its terms, is to be performed subsequent to the Effective Time;

(d) any breach of the representations and warranties set forth in the first sentence of Section 2.6(a), Section 2.6(b), the first sentence of Section 2.8(d) and Section 2.8(g) of the Merger Agreement (determined, in each case, for all purposes without regard to any material, materiality, Material Adverse Effect or other similar qualification contained therein).

Section 4.04 Survival. No claim or cause of action for indemnification under Section 4.03(d) may be made following the termination of the applicable survival period set forth in Section 9.3 of the Merger Agreement; it being understood that in the event notice of any claim for indemnification under Section 4.03(d) shall have been given within the applicable survival period set forth in Section 9.3 of the Merger Agreement, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

Section 4.05 Basket and Cap. Danaher’s obligation to indemnify Newco Indemnitees for Losses pursuant to Section 4.03(d) is subject to the limitation that no indemnification shall be made by Danaher with respect to any claim (including any Losses) until the aggregate amount of all such Losses for which indemnification may be sought hereunder exceeds $5,000,000 (the “Deductible”), at which point the Newco Indemnitees shall be entitled to indemnification only for those Losses in excess of the Deductible; provided, however, that only individual claims or series of related claims involving Losses in excess of $100,000 shall be included in the Deductible or be counted for determining the amount of Losses to be indemnified to the Newco Indemnitees. Notwithstanding the foregoing, in no event shall the obligation of Danaher to indemnify Newco Indemnitees pursuant to Section 4.03(d) exceed, in the aggregate, $250,000,000. For the avoidance of doubt, the limitations in this Section 4.05 shall not apply to any claims for indemnification pursuant to Section 4.03(a)-(c). For the avoidance of doubt, nothing herein shall limit the ability of Danaher to Convey Communications Assets to NetScout or Newco in respect of any alleged breach of the first sentence of Section 2.6(a), Section 2.6(b), the first sentence of Section 2.8(d) or Section 2.8(g) of the Merger Agreement.

Section 4.06 Procedures for Indemnification.

(a) An Indemnitee shall give the Indemnifying Party notice of any matter that an Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (other than a Third-Party Claim, which shall be governed by Section 4.07(b)), within twenty (20) Business Days of such determination, stating the amount of the Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(b) If a claim or demand is made against a Danaher Indemnitee or a Newco Indemnitee (each, an “Indemnitee”) by any Person who is not a party to this Agreement or an Affiliate of a Party (a “Third-Party Claim”) as to which such Indemnitee is or reasonably expects to be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party that is or may be required pursuant to this Article IV or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third-Party Claim promptly (and in any event within thirty (30) calendar days) after receipt by such Indemnitee of written notice of the Third-Party Claim; provided, however, that the failure to provide notice of any such Third-Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred by the Indemnitee in defending such Third-Party Claim during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.

(c) Other than in the case of any Liability being managed by a Party in accordance with any Ancillary Agreement or as provided in Section 4.08(a), an Indemnifying Party shall be entitled (but shall not be required) to assume, control the defense of, and settle any Third-Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, which counsel must be reasonably acceptable to the applicable Indemnitees, if it gives written notice of its intention to do so and agreement that the Indemnitee is entitled to indemnification under this Article IV to the applicable Indemnitees within thirty (30) calendar days of the receipt of notice from such Indemnitees of the Third-Party Claim. After such notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent and material Information and materials in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that such access shall not require the Indemnitee to disclose any information the disclosure of which would, in the reasonable judgment of the Indemnitee, result in the loss of any existing attorney-client privilege with respect to such information or violate any applicable Law.

(d) Notwithstanding anything to the contrary in this Section 4.06, in the event that: (i) an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim; (ii) there exists a conflict of interest or potential conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), (iii) any Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee; (iv) the Indemnifying Party shall not have employed counsel to represent the Indemnitee within thirty (30) calendar days after notice from the Indemnitee of such Third-Party Claim; or (v) the party making such Third-Party Claim is a Governmental Authority with regulatory authority over the Indemnitee or any of its material Assets, such Indemnitee(s) shall be entitled to assume the defense of such Third-Party Claim, at the Indemnifying Party’s expense, with counsel of such Indemnitee’s choosing. If the Indemnitee is conducting the defense against any such Third-Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses, pertinent and material Information and materials in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee pursuant to a joint defense agreement to be entered into by Indemnitee and the Indemnifying Party; provided, however, that such access shall not require the Indemnifying Party to disclose any information the disclosure of which would, in the reasonable judgment of the Indemnifying Party, result in the loss of any existing attorney-client privilege with respect to such information or violate any applicable Law.

(e) No Indemnitee may settle or compromise any Third-Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If an Indemnifying Party has failed to assume the defense of the Third-Party Claim, it shall not be a defense to any obligation to pay any amount in respect of such Third-Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third-Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(f) In the case of a Third-Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third-Party Claim without the consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee, or does not release the Indemnitee from all liabilities and obligations with respect to such Third-Party Claim or includes an admission of guilt or liability on behalf of the Indemnitee.

(g) Except as otherwise provided in Section 9.04, the Merger Agreement or any Ancillary Agreement, following the Closing, the indemnification provisions of this Article IV shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or Losses resulting from any breach of this Agreement (including with respect to monetary or compensatory damages or Losses arising out of or relating to, as the case may be, any Communications Liability or Excluded Liability), and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article IV against any Indemnifying Party.

Section 4.07 Indemnification Obligations Net of Proceeds Received from Third Parties.

(a) Any Liability subject to indemnification or contribution pursuant to this Article IV will be net of any proceeds received by the Indemnitee from any third party (net of any deductible or retention amount or any other third-party costs or expenses incurred by the Indemnifying Party in obtaining such recovery, including any increased insurance premiums) for indemnification for such Liability that actually reduce the amount of the Liability (“Third-Party Proceeds”). Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article IV to any Indemnitee pursuant to this Article IV will be reduced by Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Third-Party Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) The Indemnitee shall use commercially reasonable efforts to seek to collect or recover any Third-Party Proceeds to which the Indemnitee is entitled in connection with any Liability for which the Indemnitee seeks contribution or indemnification pursuant to this Article IV; provided, however, that the Indemnitee’s inability to collect or recover any such Third-Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

Section 4.08 Certain Actions; Substitution; Subrogation.

(a) Certain Actions. Notwithstanding anything to the contrary set forth in Section 4.06, and subject to the provisions of the Tax Matters Agreement and the Employee Matters Agreement, which shall remain exclusive as to Tax matters and employee and benefit matters, respectively, and except to the extent there are actual or potential conflicts of interest between Danaher and Newco with respect to a particular Action: (i) Danaher may elect to have exclusive authority and control over the investigation, prosecution, defense and appeal of any and all Actions pending at the Separation Time which relate to or arise out of the Communications Business, the Communications Assets or the Communications Liabilities and as to which a member of the Danaher Group (other than Newco and the Newco Subs) is also named as a target or defendant thereunder, but excluding any such Actions described in clause (ii); and (ii) Newco may elect to have exclusive authority and control over the investigation, prosecution, defense and appeal of any and all Actions pending at the Separation Time which relate to or arise out of the Communications Business, the Communications Assets or the Communications Liabilities and as to which a member of the Danaher Group (other than Newco and the Newco Subs) is also named as a target or defendant thereunder, but only to the extent any such Actions primarily relate to or primarily arise in connection with the Communications Business, the Communications Assets or the Communications Liabilities and do not primarily relate to or primarily arise in connection with Excluded Liabilities; provided, however, that: (i) the Party in control of any such Action shall investigate, prosecute, defend and/or appeal such Action in good faith; (ii) the Parties shall reasonably consult with each other on a regular basis with respect to strategy and developments with respect to any such Action; (iii) the Party not in control of such Action shall have the right to participate in (but not control) and employ separate counsel in connection with the defense, compromise or settlement of such Action at its own cost and expense; and (iv) the Party in control of such Action must obtain the written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, to settle or compromise or consent to the entry of judgment with respect to such Action. After any such compromise, settlement, consent to entry of judgment or entry of judgment, Danaher and Newco shall agree upon a reasonable allocation to Newco of, and Newco shall be responsible for or receive, as the case may be, Newco’s proportionate share of any such compromise, settlement, consent or judgment attributable to the Communications Business, the Communications Assets or the Communications Liabilities, including its proportionate share of the reasonable costs and expenses associated with defending the same.

(b) Substitution. In the event of an Action that involves solely matters that are indemnifiable and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party so requests, the Parties shall use commercially reasonable efforts to substitute the Indemnifying Party for the named but not liable defendant to be removed from such Action and such defendants shall not be required to make any payments or contribution in connection therewith (regardless if such removal is successful or not). If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the Parties regarding indemnification and the management of the defense of claims as set forth in this Article IV shall not be affected.

(c) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee, in whole or in part based upon and in proportion to the amount of the Indemnitee’s Liability that the Indemnifying Party has paid, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person; provided, however, that in no event shall the Indemnifying Party have any rights under this Section 4.08(b) to assert any claim, action or proceeding against any customer or material supplier of the Indemnitee (whether or not the Indemnitee has been indemnified under this Agreement). Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

Section 4.09 Payments. Indemnification required by this Article IV shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or a Loss or Liability incurred.

Section 4.10 Non-Applicability to Taxes and Employee Matters. Except as otherwise specifically provided herein, Tax matters shall be exclusively governed by the Tax Matters Agreement, employee and employee benefit matters shall be exclusively governed by the Employee Matters Agreement and, in the event of any inconsistency between the Tax Matters Agreement or the Employee Matters Agreement and this Agreement, the Tax Matters Agreement or Employee Matters Agreement, as applicable, shall control. The procedures relating to indemnification for Tax matters and for employee and employee benefit matters shall be exclusively governed by the Tax Matters Agreement and the Employee Matters Agreement, respectively.

Section 4.11 Characterization of and Adjustment to Payments.

(a) For all Tax purposes, Danaher and Newco agree to treat any payment required by this Agreement or the Merger Agreement as either a contribution by Danaher to Newco or a distribution by Newco to Danaher, as the case may be, occurring immediately prior to the Closing Date.

(b) Notwithstanding the foregoing, any payment made pursuant to Article IV of this Agreement shall be: (i) decreased to take into account the present value of any Tax Benefit (as defined in the Tax Matters Agreement) made allowable to the Indemnitee (or any of its Affiliates) arising from the incurrence or payment of the relevant indemnified item (which Tax Benefit would not have arisen or been allowable but for such indemnified item); and (ii) increased to take into account any Tax Cost (as defined in the Tax Matters Agreement) of the Indemnitee (or any of its Affiliates) arising from the receipt of the relevant indemnity payment (but taking into account the present value of all correlative Tax Benefits resulting from the payment of such Tax Cost). For purposes of this Section 4.11(b), any Tax Benefit or Tax Cost, as applicable, shall be determined: (i) using the highest marginal rates in effect at the time of the determination; (ii) assuming the Indemnitee will be liable for such Taxes at such rate and has no Tax Attributes (as defined in the Tax Matters Agreement) at the time of the determination; and (iii) assuming that any such Tax Benefit is used at the earliest date allowable by applicable Law. The present value referred to in the first sentence of this Section 4.11(b) shall be determined using a discount rate equal to the mid term applicable federal rate in effect at the time of the payment of the relevant indemnity payment.

ARTICLE V

ACCESS TO INFORMATION

Section 5.01 Access to Personnel and Property. From and after the Separation Time until the sixth anniversary of the Separation Time, each of Danaher and Newco shall afford to the other and the Representatives of each, at such requesting Party’s expense on a time and materials basis, reasonable access during normal business hours, subject to the restrictions for privileged or Confidential Information set forth in this Agreement and to the requirements of any applicable Law (including, without limitation, any applicable requirements relating to privacy or disclosure of personal information) such as a code of conduct or standard of conduct (provided, however, that the Parties will arrange for appropriate substitute access of disclosure to the extent necessary to comply with any such regulation), to the personnel, properties, and, in connection with access to such personnel and properties, Information of such Party and its Subsidiaries insofar as such access is reasonably required by the other Party, upon the reasonable prior written request by such Party for access to specific and identified personnel, properties and Information, and only for the duration such access is reasonably requested and required by the other Party, and (a) relates to such other Party or, in the case of requests from Danaher, the Communications Assets prior to the Separation Time solely as may be reasonably necessary in connection with the prosecution or defense of any Action for which the requesting Party may have Liability under this Agreement (except for claims, demands or Actions between members of each Group), and in the case of requests from Newco, the Communications Business, prior to the Separation Time or (b) is reasonably required by a Party to perform its obligations under any Ancillary Agreement to which such Party or any of its Affiliates is a party; provided, however, that the Party providing such access may require that such Representatives execute a confidential non-disclosure agreement agreeing to be bound by the provisions of this Article V, unless such individual is already subject to a non-disclosure agreement containing at least substantially the same terms and conditions as this Article V with respect to Confidential Information; provided, further, that nothing in this Section 5.01 shall be deemed to grant Newco or any Newco Sub any license, easement, servitude or similar right with respect to any real property that is an Excluded Asset; provided, further, that the requesting Party shall reimburse the other Party for the time expended by its employees in connection therewith in an amount determined by such other Party in good faith.

Section 5.02 Witness Services. For a period of six (6) years from and after the Separation Time (or for any pending matter arising prior to the expiration of such period), each of Danaher and Newco shall use its commercially reasonable efforts to make available to the other, upon reasonable prior written request, its and its Subsidiaries’ directors, officers, employees and agents (taking into account the work schedules and other commitments of such Persons) as witnesses to the extent that (a) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action for which the requesting Party may have Liability under this Agreement or in connection with the transactions contemplated by this Agreement, the Merger Agreement or any Ancillary Agreement (except for claims, demands or Actions between members of each Group) and (b) there is no adversity in the Action between the requesting Party and the other Party except for the time and effort required in connection with the services of the officers, directors and employees and agents of the other Party. The out-of-pocket costs and expenses incurred in the provision of such witnesses shall be paid by the Party requesting the availability of such persons (provided, however, that such requesting Party must obtain written approval of the other Party prior to incurring any such costs or expenses), and such requesting Party shall reimburse the other Party for the time expended by its employees in connection therewith in an amount determined by such other Party in good faith.

Section 5.03 Privileged Matters.

(a) The respective rights and obligations of the Parties to maintain, preserve, assert or waive any or all privileges belonging to either Party or its Subsidiaries with respect to the Communications Business or the other businesses of Danaher, including the attorney-client and work product privileges (collectively, “Privileges”), will be governed by the provisions of this Section 5.03. With respect to Privileged Information (as defined below) of Danaher, Danaher will have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Newco will not take any action (or permit any member of the Newco Group to take action) without the prior written consent of Danaher that could result in any waiver of any Privilege that could be asserted by any member of the Danaher Group under applicable Law and this Agreement. With respect to Privileged Information of Newco arising after the Separation Time, Newco will have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Danaher will take no action (nor permit any member of the Danaher Group to take action) without the prior written consent of Newco that could result in any waiver of any Privilege that could be asserted by any member of the Newco Group under applicable Law and this Agreement. The rights and obligations created by this Section 5.03 will apply to all Information as to which a Party or its respective Groups would be entitled to assert, or has asserted, a Privilege without regard to the effect, if any, of the Transactions (“Privileged Information”).

(b) Privileged Information of the Danaher Group includes: (i) any and all Information regarding the Danaher Group and its businesses (other than Information relating to the Communications Business (“Newco Information”)), whether or not such Information (other than Newco Information) is in the possession of Newco or any Affiliate thereof; (ii) all communications subject to a Privilege between counsel for Danaher (other than counsel for the Communications Business) (including any person who, at the time of the communication, was an employee of the Danaher Group in the capacity of in-house counsel, regardless of whether such employee is or becomes an employee of NetScout, Newco or any Affiliate thereof) and any person who, at the time of the communication, was an employee of Danaher, regardless of whether such employee is or becomes an employee of Newco or any Affiliate thereof; (iii) all Information generated, received or arising after the Separation Time that discloses Privileged Information of the Danaher Group generated, received or arising prior to the Separation Time; and (iv) all Information relating to all matters relating to Danaher’s evaluation and negotiation of the Transactions.

(c) Privileged Information of the Newco Group includes: (i) any and all Newco Information, whether or not it is in the possession of Danaher or any member of its Group; (ii) all communications subject to a Privilege between counsel for the Communications Business (including any person who, at the time of the communication, was an employee of the Danaher Group in the capacity of in-house counsel, regardless of whether such employee is or remains an employee of Danaher or any Affiliate thereof) and any person who, at the time of the communication, was an employee of Danaher, Newco or any member of either Group or the Communications Business, regardless of whether such employee was, is or becomes an employee of Danaher or any of its Subsidiaries; and (iii) all Information generated, received or arising after the Separation Time that discloses Privileged Information of the Newco Group generated, received or arising after the Separation Time.

(d) Upon receipt by Danaher or Newco, or any of their respective Affiliates, as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other or if Danaher or Newco, or any of their respective Affiliates, as the case may be, obtains knowledge that any current or former employee of Danaher or Newco, or any of their respective Affiliates, as the case may be, receives any subpoena, discovery or other request from any third-party that actually or arguably calls for the production or disclosure of Privileged Information of the other, Danaher or Newco, as the case may be, will promptly notify the relevant other Party of the existence of the request and will provide such other Party a reasonable opportunity to review the Information and to assert any rights it may have under this Section 5.03 or otherwise to prevent the production or disclosure of Privileged Information. Danaher or Newco, as the case may be, will not, and will cause their respective Affiliates not to, produce or disclose to any third-party any of the other Party’s Privileged Information under this Section 5.03 unless: (i) the other Party has provided its express written consent to such production or disclosure; or (ii) a court of competent jurisdiction has entered an Order not subject to interlocutory appeal or review finding that the Information is not entitled to protection from disclosure under any applicable privilege, doctrine or rule.

(e) Danaher’s transfer of books and records pertaining to the Communications Business and other Information to Newco, Danaher’s agreement to permit Newco to obtain Information existing prior to the Internal Restructuring, Newco’s transfer of books and records pertaining to Danaher, if any, and other Information to Danaher and Newco’s agreement to permit Danaher to obtain Information existing prior to the Internal Restructuring are made in reliance on Danaher’s and Newco’s respective agreements, as set forth in Section 5.01 and this Section 5.03, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Danaher or Newco, as the case may be. The access to Information, witnesses and individuals being granted pursuant to Section 5.01 and the disclosure to Newco and Danaher of Privileged Information relating to the Communications Business or the other businesses of Danaher pursuant to this Agreement in connection with the Internal Restructuring will not be asserted by Danaher or Newco to constitute, or otherwise deem, a waiver of any Privilege that has been or may be asserted under this Section 5.03 or otherwise. Nothing in this Agreement will operate to reduce, minimize or condition the rights granted to Danaher and Newco in, or the obligations imposed upon Danaher and Newco by, this Section 5.03.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Further Assurances. Subject to the limitations or other provisions of this Agreement, the Merger Agreement and any Ancillary Agreement: (i) each of the Parties (which shall not include NetScout unless and until the Effective Time shall have occurred) shall use reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by and carry out the intent and purposes of this Agreement and the Ancillary Agreements, including using reasonable best efforts to obtain satisfaction of the conditions precedent to each Party’s obligations hereunder or in any Ancillary Agreement within its reasonable control and to perform all covenants and agreements herein or any Ancillary Agreement applicable to such Party; and (ii) none of the Parties (which shall not include NetScout unless and until the Effective Time shall have occurred) will, without the prior written consent of the other applicable Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement, the Merger Agreement or any Ancillary Agreement. Without limiting the generality of the foregoing, where the cooperation of third parties, such as insurers or trustees, would be necessary in order for a Party to completely fulfill its obligations under the Merger Agreement, this Agreement or the Ancillary Agreements, such Party shall use reasonable best efforts to cause such third parties to provide such cooperation.

Section 6.02 Removal of Tangible Assets. Except as may be otherwise provided in the Ancillary Agreements or otherwise agreed to by the Parties, all tangible Communications Assets that are located at any facilities of any member of the Danaher Group shall be moved or caused to be moved by Danaher as promptly as practicable after the Separation Time from such facilities, at Danaher’s expense and in a manner so as not to unreasonably interfere with the operations of any member of the Danaher Group and not to cause damage to such facility, and such member of the Danaher Group shall provide reasonable access to such facility to effectuate the same.

Section 6.03 Danaher Guarantees. Following the Closing, if the Parties were unable to novate, assign or replace any Danaher Guarantees prior to the Closing, Newco will: (i) continue to use its reasonable best efforts to novate, assign or replace such Danaher Guarantees with NetScout as guarantor; and (ii) indemnify, defend and hold harmless Danaher and its Affiliates against, and reimburse Danaher and its Affiliates for, any Losses of Danaher and its Affiliates incurred because any such Danaher Guarantee is called upon and Danaher or its Affiliate is required to make any material payment under any such Danaher Guarantee. Newco’s reasonable best efforts with respect to this Section 6.03 shall not require Newco to take any action that would be reasonably expected to expose it or any other member of the Newco Group to any material incremental expenses or losses of benefits.

Section 6.04 Insurance Matters.

(a) Notwithstanding anything to the contrary herein, from and after the Separation Time, Newco, the Communications Assets and the Communications Business shall be, and Danaher shall use commercially reasonable efforts to cause them to continue to be, covered under insurance policies of Danaher or its Subsidiaries (as applicable), to the extent insurance coverage exists, until the Effective Time.

(b) Subject to, and other than as set forth in, Section 6.04(c) and Section 6.04(d), Newco acknowledges that: (i) coverage for Newco, the Communications Assets and the Communications Business for the period after the Effective Time under all of the insurance policies maintained by Danaher prior to the Effective Time will be terminated effective as of the Effective Time; and (ii) upon such termination, Newco, the Communications Assets and the Communications Business will cease to be covered under such policies with respect to the period after the Effective Time.

(c) For any claim asserted against any Newco or any Newco Sub after the Effective Time arising out of an occurrence taking place prior to the Effective Time (“Post-Closing Claims”), Newco and each Newco Sub may access coverage under the occurrence-based insurance policies of Danaher or its Subsidiaries (as applicable) issued or in place prior to the Effective Time under which Newco or any Newco Sub is insured (the “Pre-Closing Occurrence Based Policies”), to the extent such insurance coverage exists. After the Effective Time, Newco or any Newco Sub may seek coverage for any Post-Closing Claim under any applicable Pre-Closing Occurrence Based Policies, to the extent such insurance coverage exists, and Danaher and its Subsidiaries (as applicable) shall cooperate with Newco and the Newco Subs in connection with the tendering of such claims; provided, however, that: (i) Newco or the Newco Subs shall promptly notify Danaher of all such Post-Closing Claims and; (ii) Newco shall be responsible for the satisfaction or payment of any applicable retention, deductible or retrospective premium with respect to any Post-Closing Claim. In the event that a Post-Closing Claim relates to the same occurrence for which Danaher or its Subsidiaries is seeking coverage under Pre-Closing Occurrence Based Policies, and the limits under an applicable Pre-Closing Occurrence Based Policy are not sufficient to fund all covered claims of Newco or any Newco Sub (as applicable) and Danaher or its Subsidiaries (as applicable), amounts due under such a Pre-Closing Occurrence Based Policy shall be paid to the respective entities in proportion to the amounts which otherwise would be due were the limits of liability infinite. Notwithstanding anything to the contrary in this Agreement, following the Distribution Date members of the Newco Group shall have no rights or claims against or with respect to (1) any captive insurance company of Danaher or any of its Affiliates or (2) any fronted insurance program maintained by Danaher or any of its Affiliates that is not a “risk transfer” insurance program.

(d) Danaher shall maintain in effect for not less than six (6) years after the Effective Time, by prepaid run-off, “tail coverage” endorsement or otherwise (including, by continuing to provide coverage under Danaher existing policies), the coverage provided by directors’ and officers’ liability and fiduciary liability insurance under which Newco and the Newco Subs are insured as of immediately prior to the Effective Time; provided, however, that Danaher may substitute prepaid policies of at least the same coverage containing terms and conditions that are no less advantageous to Newco or any Newco Sub so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Effective Time.

Section 6.05 Casualty and Condemnation. If, between the date hereof and the Separation Time, there shall occur any physical damage to or destruction of, or theft or similar loss of, any of the material tangible Assets described in Section 1.05(a) (a “Casualty Loss”) or any condemnation or taking by eminent domain by a Governmental Authority of any of the Assets described in Section 1.05(a) (a “Condemnation Event”), then: (i) Danaher shall use its reasonable best efforts to (A) replace or repair (as applicable) the asset or property related to such Casualty Loss, and (B) replace the asset or property that has been condemned or taken as necessary consistent with prudent operation of the Communications Business; or (ii) if the Separation is consummated notwithstanding such Casualty Loss or Condemnation Event, and if such damaged, destroyed, stolen, lost or condemned or taken Assets have not been repaired or replaced as of the Separation Time, then, without limiting Newco’s or any member of the Newco Group’s other rights hereunder, promptly after any casualty insurance proceeds, business interruption insurance proceeds or condemnation proceeds payable to Danaher or any of its Affiliates with respect to such Casualty Loss or Condemnation Event have been collected, Danaher shall, or shall cause its Affiliate to, pay to Newco: (x) the aggregate amount, if any, of such casualty insurance proceeds described above in connection with such Casualty Loss; (y) the aggregate amount, if any, of such business interruption insurance proceeds described above that were paid in connection with such Casualty Loss; and (z) the aggregate amount, if any, of such condemnation proceeds described above in connection with such Condemnation Event, in each case net of any deductible or retention amount or any other costs or expenses incurred in obtaining such recovery, including any increased insurance premiums. Danaher shall, and shall cause its Affiliates to, use commercially reasonable efforts to collect amounts due (if any) under insurance policies or programs in respect of any Casualty Loss or as a result of a Condemnation Event. The amount of any insurance or condemnation proceeds paid to Danaher shall be included as a Communications Asset and not be distributable cash available to Danaher or any other member of the Danaher Group.

Section 6.06 Confidentiality.

(a) From and after the Effective Time, the Parties shall hold, and shall cause each of their respective Affiliates to hold, and each of the foregoing shall cause their respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or use, for any purpose other than as permitted pursuant to this Agreement, the Merger Agreement or the Ancillary Agreements, without the prior written consent of the other Party, any and all Confidential Information concerning the other Party or such Party’s Group; provided, however, that the Parties may disclose, or may permit disclosure of, Confidential Information: (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for auditing and other non-commercial purposes and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible; (ii) if the Parties or any of their respective Affiliates are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule; (iii) as required in connection with any legal or other proceeding by one Party against any other Party; or (iv) as necessary in order to permit a Party to prepare and disclose its financial statements, or other required disclosures required by Law or such applicable stock exchange. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, each Party, as applicable, shall promptly notify the other of the existence of such request or demand and, to the extent commercially practicable, shall provide the other Party thirty (30) calendar days (or such lesser period as is commercially practicable) to seek an appropriate protective order or other remedy, which such Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other applicable Party or Parties to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such information.

(b) The provisions of this Section 6.06 do not limit the obligations of: (i) the parties to the Merger Agreement pursuant to Section 4.1 of the Merger Agreement; or (ii) the parties to the Confidentiality Agreement (as defined in the Merger Agreement).

ARTICLE VII

CONDITIONS

Section 7.01 Conditions to the Newco Transfer. The obligations of Danaher to effect the Newco Transfer pursuant to this Agreement shall be subject to fulfillment (or waiver (subject to Section 9.07)) at or prior to the Separation Date of each of the following conditions (provided, however, that unless the Merger Agreement shall have been terminated in accordance with its terms, any such waiver shall be subject to the written consent of NetScout): each of the parties to the Merger Agreement has irrevocably confirmed to each other that each condition in Sections 6 and 7 of the Merger Agreement (other than Sections 6.5 and 7.5 thereto) to such party’s respective obligations to effect the Mergers: (i) has been fulfilled; (ii) will be fulfilled at the Effective Time; or (iii) is or has been waived by such party, as the case may be.

Section 7.02 Conditions to the Distribution. The obligations of Danaher to effect the Distribution pursuant to this Agreement shall be subject to the fulfillment (or waiver (subject to Section 9.07)) at or prior to the Separation Date of each the following conditions; provided, however, that unless the Merger Agreement shall have been terminated in accordance with its terms, any such waiver shall be subject to the written consent of NetScout:

(a) the Newco Transfer shall have been consummated;

(b) Danaher shall have established the Record Date (as determined in accordance with Section 3.02(a)) and shall have provided a notice to FINRA no later than ten (10) days prior to the Record Date in compliance with Rule 10b-17 under the Exchange Act;

(c) Danaher and Newco shall have prepared and mailed to the holders of record of Danaher Common Stock such information concerning Newco, its business, operations and management, the Distribution and such other matters as Danaher shall determine in its sole and absolute discretion (after consultation with NetScout) and as may otherwise be required by applicable Law;

(d) Each material Governmental Approval required in connection with the Internal Restructuring or as otherwise may be required in connection with any of the transactions contemplated by the Plan of Reorganization shall have been obtained and must be in full force and effect; and

(e) each of the conditions in Section 7 of the Merger Agreement to Danaher’s obligations to effect the Mergers shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Distribution Date and other than the conditions set forth in Section 7.5 thereto).

Section 7.03 Guarantee. Following the Effective Time, NetScout unconditionally, absolutely and irrevocably guarantees to Danaher the prompt payment, in full, when due, of any payment obligations of all members of the Newco Group under this Agreement and the other Transaction Documents after the Closing and the prompt performance, when due, of all other obligations of any member of the Newco Group under this Agreement and the other Transaction Documents after the Closing. NetScout’s obligations to Danaher under this Section 7.03 are referred to as the “Guaranteed Obligations.” The Guaranteed Obligations are absolute and unconditional, irrespective of, and NetScout hereby expressly waives to the extent permitted by law, any defense to its obligations under this Section 7.03, any circumstance whatsoever which might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including any right to require or claim that Danaher seek recovery directly from any member of the Newco Group in respect of the Guaranteed Obligations.

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.01 Negotiation.

(a) Each Party shall appoint a representative who shall be responsible for administering this dispute resolution provision (the “Appointed Representative”). The Appointed Representative shall have the authority to resolve any such disputes.

(b) Except as otherwise provided in this Agreement or in any Ancillary Agreement, in the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or any Ancillary Agreement or otherwise arising out of, or in any way related to, this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby (but specifically excluding the Merger Agreement where any disputes under the Merger Agreement shall be resolved pursuant to the terms thereof) (collectively, the “Agreement Disputes”), the Appointed Representatives shall negotiate in good faith for a reasonable period of time to settle such Agreement Dispute; provided, however, that: (i) such reasonable period shall not, unless otherwise agreed to by the relevant Parties in writing, exceed thirty (30)

calendar days from the time of receipt by a Party of written notice of such Agreement Dispute; and (ii) the relevant employees from both Parties with knowledge and interest in the dispute shall first have tried to resolve the differences between the Parties. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Agreement Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Expenses. Except as otherwise provided in this Agreement, including Section 1.06(b), Section 1.08(b), Section 4.02, Section 4.03, the Merger Agreement or any Ancillary Agreement, whether or not the Distribution or the other transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including costs and expenses attributable to the Conveyance of the Assets as contemplated herein) shall be paid by the Party incurring such costs or expenses. For the avoidance of doubt, all Liabilities, costs and expenses incurred in connection with this Agreement, the Merger Agreement, any Ancillary Agreement or the Transfer Documents and the transactions contemplated hereby or thereby by or on behalf of Newco or any of the Newco Subs prior to the Effective Time shall be the responsibility of Danaher and shall be assumed in full by Danaher.

Section 9.02 Entire Agreement. This Agreement, the Merger Agreement and the Ancillary Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter.

Section 9.03 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 9.04 Specific Performance; Jurisdiction. The Parties understand and agree that the covenants and agreements on each of their parts herein contained are uniquely related to the desire of the Parties and their respective Affiliates to consummate the Transactions, that the Transactions are a unique business opportunity at a unique time for each of Danaher, NetScout and Newco and their respective Affiliates, and further agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms, and further agree that, although monetary damages may be available for the breach of such covenants and agreements, monetary damages would be an inadequate remedy therefor. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties (including NetScout for so long as the Merger Agreement has not been terminated in accordance with its terms) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties (including NetScout for so long as the Merger Agreement has not been terminated in accordance with its terms) further agrees that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.04 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the Parties (including NetScout for so long as the Merger Agreement has not been terminated in accordance with its terms) irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties (including NetScout for so long as the Merger Agreement has not been terminated in accordance with its terms) hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties (including NetScout for so long as the Merger Agreement has not been terminated in accordance with its terms) hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.04; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that: (i) the suit, action or proceeding in such court is brought in an inconvenient forum; (ii) the venue of such suit, action or proceeding is improper; or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.05 Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.06 Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided, however, that the facsimile transmission is promptly confirmed and any facsimile transmission received after 5:00 p.m. Eastern time shall be deemed received at 9:00 a.m. Eastern time on the following Business Day, (c) when delivered, if delivered personally to the intended recipient and (d) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:

(a)	If to Danaher:

c/o Danaher Corporation
2200 Pennsylvania Ave., NW - Suite 800W
Washington, DC 20037-1701
Attn: Attila Bodi
Facsimile: (202) 419-7676
Email: attila.bodi@danaher.com
Attn: Jonathan Schwarz
Facsimile: (202) 419-7668
Email: jonathan.schwarz@danaher.com

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attn: Joseph A. Coco
Thomas W. Greenberg
E-mail: joseph.coco@skadden.com
thomas.greenberg@skadden.com
Facsimile: (212) 735-2000

(b)	If to Newco prior to the Distribution Date:

c/o Danaher Corporation
2200 Pennsylvania Ave., NW - Suite 800W
Washington, DC 20037-1701
Attn: Attila Bodi
Facsimile: (202) 419-7676
Email: attila.bodi@danaher.com
Attn: Jonathan Schwarz
Facsimile: (202) 419-7668
Email: jonathan.schwarz@danaher.com

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attn: Joseph A. Coco
Thomas W. Greenberg
E-mail: joseph.coco@skadden.com
thomas.greenberg@skadden.com
Facsimile: (212) 735-2000

(c)	If to NetScout:

NetScout Systems, Inc.
310 Littleton Road
Westford, Massachusetts 01886
Attn: Anil K. Singhal, CEO
Email: Anil.Singhal@netscout.com
Facsimile: (978) 614-4004

with a copy to (which shall not constitute notice):

Cooley LLP
500 Boylston Street, 14th Floor
Boston, MA 02116
Attn: Miguel J. Vega
Barbara Borden
E-mails: mvega@cooley.com
bborden@cooley.com
Facsimile: (617) 937-2400

and with a copy to (which shall not constitute notice):

Baker & McKenzie LLP
660 Hansen Way
Palo Alto, CA 94304
Attn: Matthew Gemello
Email: Matthew.Gemello@bakermckenzie.com
Facsimile: (650) 856-9299

(d)	If to Newco on or after the Distribution Date:

c/o NetScout Systems, Inc.
310 Littleton Road

Westford, Massachusetts 01886
Attn: Anil K. Singhal, CEO
Facsimile: (978) 614-4004

with a copy to (which shall not constitute notice):

Cooley LLP
500 Boylston Street, 14th Floor
Boston, MA 02116
Attn: Miguel J. Vega
Barbara Borden
E-mails: mvega@cooley.com
bborden@cooley.com
Facsimile: (617) 937-2400

and with a copy to (which shall not constitute notice):

Baker & McKenzie LLP
660 Hansen Way
Palo Alto, CA 94304
Attn: Matthew Gemello
Email: Matthew.Gemello@bakermckenzie.com
Facsimile: (650) 856-9299

or to such other address(es) as shall be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 9.06. Any notice to Danaher will be deemed notice to all members of the Danaher Group, and any notice to Newco will be deemed notice to all members of the Newco Group.

Section 9.07 Amendments and Waivers.

(a) This Agreement may be amended and any provision of this Agreement may be waived, provided, however, that any such waiver shall be binding upon a Party only if such waiver is set forth in a writing executed by such Party and any such amendment shall be effective only if set forth in a writing executed by each of the Parties. In addition, unless the Merger Agreement shall have been terminated in accordance with its terms, any such amendment or waiver (including, for the avoidance of doubt and without limitation, any waiver of the conditions in Section 7.01 or Section 7.02) shall be subject to the written consent of NetScout. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b) No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 9.07(a) and shall be effective only to the extent in such writing specifically set forth.

Section 9.08 Early Termination. This Agreement shall terminate without further action at any time before the Closing upon termination of the Merger Agreement. If so terminated, no Party shall have any Liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Merger Agreement.

Section 9.09 No Third-Party Beneficiaries. Except for the provisions of Article IV with respect to indemnification of Indemnitees, which is intended to benefit and be enforceable by the Persons specified therein as Indemnitees, this Agreement is solely for the benefit of the Parties and does not confer on third parties (including any employees of any member of the NetScout Group or the Newco Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

Section 9.10 Assignability; Binding Effect. This Agreement is not assignable by any Party without the prior written consent of the other Parties and any attempt to assign this Agreement without such consent shall be void and of no effect. Notwithstanding anything to the contrary, and by way of expansion and not limitation, (a) Newco may assign its rights and delegate its duties under this Agreement to the Second Merger Surviving Entity (as defined in the Merger Agreement) or any other Affiliate of NetScout, (b) Danaher hereby consents and agrees to the assignment and delegation by Newco of its rights and duties under this Agreement to the Second Merger Surviving Entity upon the occurrence of the Second Merger Effective Time (as defined in the Merger Agreement) with no further action required hereunder to effect such assignment and delegation. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 9.11 Priority of Agreements. If there is a conflict between any provision of this Agreement and a provision in any of the Ancillary Agreements, the provision of this Agreement will control unless specifically provided otherwise in this Agreement or in the Ancillary Agreement.

Section 9.12 Survival of Covenants. The covenants in this Agreement that by their terms are to be performed following the Separation Time will survive each of the Internal Restructuring and the Distribution and will remain in full force and effect in accordance with their terms.

Section 9.13 Construction; Interpretation. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or the Schedules hereto shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns and verbs shall include the plural and vice versa. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement, the Merger Agreement and the Ancillary Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 9.15 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party shall re-execute original forms thereof and deliver them to the requesting Party. No Party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

Section 9.16 Plan of Reorganization. This Agreement and the Merger Agreement together shall constitute a “plan of reorganization” under Treasury Regulation Section 1.368-2(g) for the Internal Restructuring and the Distribution.

ARTICLE X

DEFINITIONS

Section 10.01 Definitions. For purposes of this Agreement, the following terms, when utilized in a capitalized form, shall have the following meanings:

“Action” means any demand, charge, claim, action, suit, counter suit, arbitration, mediation, hearing, inquiry, proceeding, audit, review, complaint, litigation or investigation, or proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Agreement Disputes” has the meaning set forth in Section 8.01(b).

“Ancillary Agreements” means the Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Trademark License Agreement, the DBS License Agreement, the Cross-License Agreement, the Commercial Lease Agreement and any other agreements mutually agreed to by the Parties pursuant to Section 2.02(a).

“Appointed Representative” has the meaning set forth in Section 8.01(a).

“Assets” means any and all assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following: (i) all computers and other electronic data processing equipment, telecommunication equipment and data, fixtures, machinery, equipment, furniture, office equipment, motor vehicles and other transportation equipment, special and general tools, apparatus, cables, electrical devices, prototypes and models, test devices, transmitters, other miscellaneous supplies and other tangible personal property of any kind; (ii) all inventories of materials, parts, raw materials, packing materials, supplies, works-in-process, goods in transit, consigned goods and finished goods and products; (iii) all Real Property Interests; (iv) all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures, evidences of indebtedness, puts, calls, straddles, options and other securities of any kind issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person, and all other investments in securities of any Person; (v) all Permits, distribution and supplier arrangements, sale and purchase agreements, joint operating agreements, license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and all other Contracts and business arrangements; (vi) all deposits, letters of credit and performance and surety bonds; (vii) all Intellectual Property Rights; (viii) all Technology; (ix) all Software; (x) all cost information, sales and pricing data, customer prospect lists, supplier records, customer, distribution and supplier lists, customer and vendor data, correspondence and lists, product literature (including historical), advertising and promotional materials, and other printed or written materials, artwork; design, development, manufacturing and quality control records, procedures and files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, ledgers, files, documents, plats, photographs, studies, surveys, reports, plans and documents, operating, production and other manuals, including corporate minute books and related stock records, financial and Tax records (including Tax Returns), in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form; (xi) all prepaid expenses, including prepaid leases and prepaid rentals, trade accounts and other accounts and notes receivable (whether current or non-current); (xii) all interests, rights to causes of action, lawsuits, judgments, claims, counterclaims, rights under express or implied warranties, rights of recovery and rights of setoff of any kind, demands and benefits of any Person, including all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers, causes of action or similar rights, whether accrued or contingent; and (xiii) all Governmental Approvals, and other licenses and authorizations issued by any Governmental Authority.

“Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States. In the event that any action is required or permitted to be taken under this Agreement on or by a date that is not a Business Day, such action may be taken on or by the Business Day immediately following such date.

“Casualty Loss” has the meaning set forth in Section 6.05.

“Clean-Up Spin-Off” means the distribution by Danaher, pro rata to its shareholders, of any unsubscribed Newco Common Units immediately following the consummation of the Exchange Offer.

“Closing” has the meaning set forth in the Merger Agreement.

“Closing Date” has the meaning set forth in the Merger Agreement.

“Code” means the United States Internal Revenue Code of 1986 (or any successor statute), as amended from time to time.

“Commercial Lease Agreement” has the meaning set forth in Section 2.02(a)(vii).

“Communications Assets” has the meaning set forth in Section 1.05(a).

“Communications Business” means all of the communications group business of Danaher conducted under the brands Tektronix Communications, Fluke Networks and Arbor Networks, and including Newco and its Subsidiaries; provided, however, that the “Communications Business” shall exclude Danaher’s data communications cable installation business and its communication service provider (field and test tools systems) business.

“Communications Liabilities” has the meaning set forth in Section 1.06(a).

“Condemnation Event” has the meaning set forth in Section 6.05.

“Confidential Business Information” shall mean all information, data or material other than Confidential Operational Information, including: (i) earnings reports and forecasts; (ii) macro-economic reports and forecasts; (iii) business and strategic plans; (iv) general market evaluations and surveys; (v) litigation presentations and risk assessments; (vi) budgets; and (vii) financing and credit-related information.

“Confidential Information” shall mean Confidential Business Information and Confidential Operational Information concerning a Party and/or its Subsidiaries which, prior to, at or following the Effective Time, has been disclosed by a Party or its Subsidiaries to the other Party or its Subsidiaries, in written, oral (including by recording), electronic or visual form, or otherwise has come into the possession of the other Party, including pursuant to the access provisions of Section 5.01 or any other provision of this Agreement or any Ancillary Agreement (except to the extent that such information can be shown to have been: (i) in the public domain through no action of such Party or its Subsidiaries; (ii) lawfully acquired from other sources by such Party or its Subsidiaries to which it was furnished; (iii) independently developed by a Party or its Subsidiaries after the date hereof without reference to the Confidential Business Information or Confidential Operational Information of the other Party or its Subsidiaries and without a breach of this Agreement; or (iv) approved for release by written authorization of the disclosing Party and/or the third-party owner of the disclosed information; provided, however, that, in the case of clause (ii), to the furnished Party’s knowledge, such sources did not provide such information in breach of any confidentiality obligations).

“Confidential Operational Information” shall mean all operational information, data or material including: (i) specifications, ideas and concepts for products, services and operations; (ii) quality assurance policies, procedures and specifications; (iii) customer information; (iv) software; (v) training materials and information; and (vi) all other know-how, methodologies, procedures, techniques and Trade Secrets related to design, development and operational processes.

“Consent Committee” has the meaning set forth in Section 1.08(a).

“Consents” means any consents, waivers or approvals from, or notification requirements to, or authorizations by, any third parties.

“Contract” means any legally binding written or oral agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, sales order, purchase order, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature, excluding any Permit.

“Convey” has the meaning set forth in Section 1.01(a). Variants of this term such as “Conveyance” shall have correlative meanings.

“Cross-License Agreement” has the meaning set forth in Section 2.02(a)(viii).

“Danaher” has the meaning set forth in the preamble.

“Danaher Board” has the meaning set forth in the recitals.

“Danaher Group” means Danaher and each of its Subsidiaries, but excluding any member of the Newco Group.

“Danaher Common Stock” has the meaning set forth in Section 3.02(a).

“Danaher Guarantees” means arrangements in which guaranties (including guaranties of performance or payment under Contracts, commitments, Liabilities and Permits), letters of credit or other credit or credit support arrangements, including bid bonds, advance payment bonds, performance bonds, payment bonds, retention and/or warranty bonds or other bonds or similar instruments, were or are issued, entered into or otherwise put in place by any Person other than any member of the Newco Group to support or facilitate, or otherwise in respect of, the obligations of any member of the Newco Group or the Communications Business or Contracts, commitments, Liabilities and Permits of any member of the Newco Group or the Communications Business.

“Danaher Indemnitees” means Danaher, each member of the Danaher Group, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Danaher Group (in each case, in their respective capacities as such) (excluding any shareholder of Danaher), together with their respective heirs, executors, administrators, successors and assigns.

“Danaher Shared Contract” has the meaning set forth in Section 1.05(b)(viii).

“Danaher Transfer Documents” has the meaning set forth in Section 2.04.

“DBS License Agreement” has the meaning set forth in Section 2.02(a)(vi).

“Deductible” has the meaning set forth in Section 4.03.

“Deferred Asset” has the meaning set forth in Section 1.08(b).

“Distribution” means the distribution by Danaher of all of the outstanding Newco Common Units to the Record Holders.

“Distribution Date” means, as applicable, the date selected by the Danaher Board or its designee for the distribution of the Newco Common Units to the Record Holders in connection with the Distribution as set forth in Section 3.02(b).

“Effective Time” has the meaning set forth in the Merger Agreement.

“Employee Matters Agreement” has the meaning set forth in Section 2.02(a)(iv).

“Environmental Laws” means all Laws relating to pollution or protection of the environment, natural resources (including non-human species) or human health and safety as affected by exposure to hazardous substances, pollutants or contaminants, including laws relating to Releases or threatened Releases of Hazardous Materials (including, without limitation, Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Materials. “Environmental Laws” include CERCLA (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections

6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Sections 1251 et seq.), the Clean Air Act (42 U.S.C. Sections 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), the Oil Pollution Act (33 U.S.C. Sections 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Sections 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.), the Endangered Species Act (16 U.S.C. Sections 1531 et seq.), the Migratory Bird Treaty Act (16 U.S.C. Sections 703 et seq.), the Bald and Golden Eagle Protection Act (16 U.S.C. Sections 668 et seq.) and state laws analogous to any of the above.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means a bank or trust company appointed by Danaher as exchange agent and which is reasonably acceptable to NetScout as exchange agent.

“Exchange Offer” means the consummation of the Distribution through an offer to exchange Newco Common Units for outstanding shares of Danaher Common Stock.

“Excluded Assets” has the meaning set forth in Section 1.05(b).

“Excluded Liabilities” has the meaning set forth in Section 1.06(b).

“FINRA” has the meaning set forth in Section 3.01.

“First Merger” has the meaning set forth in the recitals.

“Guaranteed Obligations” has the meaning set for in Section 7.03.

“Governmental Approvals” means any notices, reports or other filings to be made, or any Consents, registrations, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or self-regulatory organization.

“Group” means the Danaher Group or the Newco Group, as the context requires.

“Hazardous Materials” means (a) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which contains any polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants” or words of similar meaning and regulatory effect under any applicable Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by, or that may result in liability under, any applicable Law.

“Indebtedness” means, with respect to any Person: (i) any indebtedness for borrowed money, including any such obligations evidenced by bonds, debentures, notes or similar obligations; (ii) all guarantee obligations of such Person in respect of obligations of the kind referred to in clause (i) above; (iii) all obligations under any interest rate cap, swap, collar or similar transactions or currency-hedging transactions; (iv) all related accrued and unpaid interest, premiums, penalties, charges, fees, expenses and other amounts due in connection with the payment and satisfaction in full of the obligations described in the foregoing clauses (i) through (iii) of this definition, in each case, as incurred by such Person prior to the Separation Time or required to be paid in order to discharge fully all such obligations at the Separation Time; and (v) all obligations of the kind referred to in clauses (i) through (iv) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Security Interest on property (including accounts and contract rights) of such Person, whether or not such Person has assumed or become liable for the payment of such obligation, in each case, owed by such Person.

“Indemnifying Party” has the meaning set forth in Section 4.06(b).

“Indemnitee” has the meaning set forth in Section 4.06(b).

“Indemnity Payment” has the meaning set forth in Section 4.07(a).

“Information” means information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, but in any case excluding back-up tapes.

“Intellectual Property Rights” means all worldwide intellectual property and industrial property rights, including all rights in or arising out of any of the following: (a) inventions, technology, processes and designs, (b) trademarks, trade names, service marks, domain names, logos, trade dress, and other source indicators (whether registered, common law, or otherwise) and applications therefor, and all goodwill symbolized thereby (“Trademarks”), (c) copyrights, works of authorship, computer software and systems, and other copyrightable works (“Copyrights”), (d) trade secrets, know-how, and tangible and intangible proprietary information and materials (“Trade Secrets”), and (e) any patent, patent applications, invention disclosures, renewals, foreign counterparts, extensions, continuations, continuations-in-part, re-examinations, reissues, and divisionals of the foregoing (“Patents”) and (f) all other intellectual property, industrial or similar rights to any of the foregoing.

“Intercompany Account” means any receivable, payable or loan between any member of the Danaher Group, on the one hand, and any member of the Newco Group, on the other hand, that exists prior to the Distribution Date except for any such receivable, payable or loan that arises pursuant to this Agreement, the Merger Agreement or any Ancillary Agreement.

“Internal Distributions” has the meaning set forth in the Merger Agreement.

“Internal Restructuring” has the meaning set forth in Section 1.01.

“IRS” means the U.S. Internal Revenue Service.

“Law” means any statute, law (including common law), ordinance, regulation, rule, code or other legally enforceable requirement of, or Order issued by, a Governmental Authority.

“Liabilities” means all debts, liabilities (including liabilities for Taxes), guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence, strict liability or relating to Taxes payable by a Person in connection with compensatory payments to employees or independent contractors) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Losses” means Liabilities, damages, penalties, judgments, assessments, losses, costs and expenses (including reasonable attorneys’ fees and expenses) in any case, whether arising under strict liability or otherwise; provided, however, that “Losses” shall not include any (A) punitive, exemplary or special damages or (B) any unforeseeable or speculative damages, in each case, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim.

“Mergers” has the meaning set forth in the recitals.

“Merger Agreement” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the recitals.

“Merger Sub II” has the meaning set forth in the recitals.

“NetScout” has the meaning set forth in the recitals.

“Newco” has the meaning set forth in the preamble.

“Newco Balance Sheet” means the combined balance sheets of the Communications Business as of December 31, 2013 as included in the Audited Financial Statements (as such term is defined in the Merger Agreement).

“Newco Books and Records” has the meaning set forth in Section 1.05(a)(x).

“Newco Common Units” has the meaning set forth in the recitals.

“Newco Contracts” has the meaning set forth in Section 1.05(a)(ix).

“Newco Employees” has the meaning set forth in the Employee Matters Agreement.

“Newco Group” means Newco, and each of the Newco Subs.

“Newco Indemnitees” means Newco, each member of the Newco Group, NetScout (from and after the Separation Time), and each of their respective successors and assigns, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Newco Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns.

“Newco Information” has the meaning set forth in Section 5.03(b).

“Newco IP” means Intellectual Property Rights owned by, or purported to be owned by, Danaher or its Affiliates (including Newco and the Newco Subs), and exclusively used in the Communications Business as of the Separation Time, including with regard to any Patents included in the foregoing, the applicable Patent Family thereof to the extent exclusively used in the Communications Business as of the Separation Time, and including the Newco Patents and the Trademarks listed on Schedule 10.01.

“Newco Patents” shall mean all Patents listed on Schedule 10.01, together with: (x) any Patent that claims (or is entitled to claim) priority from any of the foregoing Patents; (y) any Patent that is a continuation, continuation in part, divisional or reissue, of any of the foregoing Patents, or that is linked to any of the foregoing Patents by a terminal disclaimer; and (z) any foreign counterpart of any of the foregoing Patents ((x), (y) and (z) collectively, “Patent Family”).

“Newco Registration Statement” has the meaning set forth in Section 3.03(a).

“Newco Shared Contract” has the meaning set forth in Section 1.05(a)(ix).

“Newco Subs” has the meaning set forth in Section 1.05(a)(ii).

“Newco Transfer” means: (i) the transfer of the Communications Assets and the Communications Liabilities as set forth in Section 1.01 and Section 1.02, and the Excluded Assets and Excluded Liabilities in Section 1.03, and (ii) each of the transactions contemplated by Section 1.07.

“Object Code” shall mean one or more computer instructions in machine readable form (whether or not packaged in directly executable form), including any such instructions that are readable in a virtual machine, whether or not derived from Source Code, together with any partially compiled or intermediate code that may result from the compilation, assembly or interpretation of any Source Code. Object Code includes firmware, compiled or interpreted programmable logic, libraries, objects, routines, modules, bytecode, machine code, and middleware.

“Order” means any: (i) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (ii) Contract with any Governmental Authority entered into in connection with any Action.

“Party” or “Parties” has the meaning set forth in the preamble.

“Permits” means all franchises, permits, certifications, licenses, easements, servitudes, variances, authorizations, rights, exemptions, approvals, consents, waivers, registrations or other authorization of Governmental Authorities issued under or with respect to applicable Laws or Orders and used or held by Danaher primarily for the operation of Communications Business.

“Permitted Encumbrances” means: (i) any lien for current taxes not yet due and payable; (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any member of the Newco Group; (iii) licenses to Intellectual Property Rights; and (iv) liens described in Part 2.6(a) of the Danaher Disclosure Letter (as defined in the Merger Agreement).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Plan of Reorganization” has the meaning set forth in Section 1.01(b).

“Post-Closing Claims” has the meaning set forth in Section 6.04(c).

“Pre-Closing Occurrence Based Policies” has the meaning set forth in Section 6.04(c).

“Preliminary Plan” has the meaning set forth in Section 1.01(a).

“Privileged Information” has the meaning set forth in Section 5.03(a).

“Privileges” has the meaning set forth in Section 5.03(a).

“Real Property Interests” means all interests in real property of whatever nature, including easements and servitudes, whether as owner or holder of a Security Interest, lessor, sublessor, lessee, sublessee or otherwise.

“Record Date” means the close of business on the date to be determined by the Danaher Board as the record date for determining stockholders of Danaher entitled to receive Newco Common Units in the Distribution.

“Record Holders” means the holders of record of Danaher Common Stock as of the close of business on the Record Date.

“Related Party Agreements” has the meaning set forth in Section 1.07(a).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into surface water, groundwater, land surface or subsurface strata or ambient air (including the abandonment or discarding of barrels, containers and other closed receptacles containing any hazardous substance or pollutant or contaminant).

“Representatives” means with respect to any Person, such Person’s officers, employees, accountants, consultants, legal counsel, financial advisors, agents, directors and other representatives.

“Ruling” means a private letter ruling from the IRS addressing the tax consequences of certain aspects of the Internal Distributions, the Distribution and/or the related transactions that were discussed in the pre-submission memorandum dated September 11, 2014 submitted by Ernst & Young LLP on behalf of Danaher.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Interest” means any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Separation” means the Newco Transfer and the other transactions contemplated by this Agreement to transfer the Communications Business to Newco.

“Separation Date” has the meaning set forth in Section 2.01.

“Separation Time” has the meaning set forth in Section 2.01.

“Software” shall mean computer software, programs, data and databases in any form, including Source Code, Object Code, operating systems and specifications, database management code, firmware, utilities, interfaces, menus, images, icons, forms and software engines, software implementations of algorithms, models, methodologies, APIs, software development kits, and all related documentation, developer notes, comments and annotations.

“Source Code” shall mean one or more statements in human readable form, including comments, definitions and annotations, which are generally formed and organized to the syntax of a computer or programmable logic programming language (including such statements in batch or scripting languages and including hardware definition languages), together with any and all text, data and data structures, diagrams, graphs, charts, presentations, manuals, instructions, commands, procedures, schematics, flow-charts and other work product or information that describe the foregoing.

“Specified Items” shall mean: (i) all contingent or deferred obligations to provide consideration in connection with any previously completed acquisitions of any Communications

Asset or Newco Sub, in each case with respect to periods ending on or before December 31, 2014; (ii) all contingent or deferred obligations to provide consideration in connection with any new acquisitions of any Communications Asset completed after the date of this Agreement and before the Separation Time; (iii) any retention payment obligations (whether accrued or unaccrued) implemented by Danaher in accordance with item 2 of Part 4.2(b)(2) of the Danaher Disclosure Letter to the Merger Agreement; (iv) any accrued but unpaid bonus obligations as of the Closing Date; and (v) any liabilities that Danaher is responsible for under Part 4.2(b)(1) of the Danaher Disclosure Letter to the Merger Agreement.

“Spin-Off” means the consummation of the Distribution through a dividend of Newco Common Units to Danaher shareholders on a pro rata basis.

“Subsidiary” means, with respect to any Person, any corporation or other entity (including partnerships and other business associations and joint ventures) of which at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests in such corporation or entity) shall at the time be held, directly or indirectly, by such Person.

“Tax” or “Taxes” means: (i) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any U.S. federal, state or local or foreign governmental authority, including, but not limited to, net income, gross income, gross receipts, excise, real property, personal property, sales, use, service, service use, license, lease, capital stock, transfer, recording, franchise, business organization, occupation, premium, environmental, windfall profits, profits, customs, duties, payroll, wage, withholding, social security, employment, unemployment, insurance, severance, workers compensation, excise, stamp, alternative minimum, estimated, value added, ad valorem and other taxes, charges, fees, duties, levies, imposts, or other similar assessments; (ii) any interest, penalties or additions attributable thereto; and (iii) all liabilities in respect of any items described in clauses (i) or (ii) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

“Tax Matters Agreement” has the meaning set forth in Section 2.02(a)(ii).

“Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) supplied or required to be supplied to any Governmental Authority with respect to Taxes, including amendments thereto.

“Technology” shall mean any or all of the following: (i) works of authorship, including computer programs in any form, including but not limited to Source Code and Object Code, whether embodied in Software, firmware or otherwise, development tools, documentation, designs, files, records, data and all media on which any of the foregoing is recorded; (ii) technology; (iii) databases, data compilations and collections, and technical data; (iv) tools, methods and processes; and (v) all instantiations and tangible embodiments of the foregoing in any form and embodied in any media, and all documentation related to the foregoing; provided, however, that Technology shall not include any Intellectual Property Rights.

“Third-Party Claim” has the meaning set forth in Section 4.06(b).

“Third-Party Proceeds” has the meaning set forth in Section 4.07(a).

“Trademark License Agreement” has the meaning set forth in Section 2.02(a)(v).

“Transactions” means the Internal Restructuring, the Newco Transfer, the Distribution, the Mergers and the other transactions contemplated by this Agreement, the Merger Agreement and the Ancillary Agreements.

“Transfer Documents” has the meaning set forth in Section 2.05.

“Transferable Permits” has the meaning set forth in Section 1.05(a)(iv).

“Transition Services Agreement” has the meaning set forth in Section 2.02(a)(iii).

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its officers hereunto duly authorized on the day and year first above written.

DANAHER CORPORATION

By:	/s/ Daniel L. Comas
	Name:	Daniel L. Comas
	Title:	Executive Vice President and Chief Financial Officer

POTOMAC HOLDING LLC

By:	/s/ Frank T. McFaden
	Name:	Frank T. McFaden
	Title:	Vice President and Treasurer

NETSCOUT SYSTEMS, INC.

By:	/s/ Anil K. Singhal
	Name:	Anil K. Singhal
	Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO SEPARATION AND DISTRIBUTION AGREEMENT]

THE FOLLOWING EXHIBITS AND SCHEDULES TO THE SEPARATION AND DISTRIBUTION AGREEMENT HAVE BEEN OMITTED IN ACCORDANCE WITH ITEM 601(B)(2) OF REGULATION S-K.

Exhibits
Exhibit A:	Form of Tax Matters Agreement
Exhibit B:	Form of Transition Services Agreement
Exhibit C:	Form of Employee Matters Agreement
Exhibit D:	Form of Trademark License Agreement
Exhibit E:	Form of DBS License Agreement
Exhibit F:	Form of Commercial Lease Agreement
Exhibit G:	Form of Intellectual Property Cross-License Agreement

Schedules
Schedule 1.01(a) – Preliminary Plan and Internal Restructuring
Schedule 1.05 – Communications Assets; Excluded Assets
Schedule 1.06 – Communications Liabilities; Excluded Liabilities
Schedule 10.01 – Newco Patents and the Trademarks

NetScout Systems, Inc. will furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request, provided however that NetScout Systems, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended for any schedule so furnished.